UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

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VERIZON COMMUNICATIONS INC.

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Notice of Annual Meeting
of Shareholders and

Proxy Statement 2016

May 5, 2016
Albuquerque, New Mexico

verizon

Corporate

Responsibility

at Verizon

Power of connectivity

Verizon leverages its technological expertise to create real, positive change in the world. Whether we are introducing children in underserved communities to the excitement of coding by helping them create their own mobile apps, or enabling small fleet operators to monitor their vehicles remotely, or showing cities how to use data to manage traffic flow more efficiently, we work for better answers and better ideas.

The Internet of Things creates even more opportunities

Integrating data and technology seamlessly into people’s lives has tremendous potential in addressing significant societal challenges. Verizon has taken the lead in exploring IoT’s capabilities to help farmers remotely monitor soil conditions and energy utilities to modernize their grids, facilitating smarter, more sustainable communities.

Education: The classroom
is everywhere

Technology is changing where and how we educate our young people, providing new ways to engage, motivate and teach. Verizon’s solutions and programs empower schools to address global trends like the homework gap, the STEM skill shortage and the shift towards hands-on learning to prepare students to succeed in jobs of the future.

Environment: Technology is essential to a low-carbon future

Verizon understands that a connected world is a more sustainable world. Internet and communications technology is essential to improving resource efficiency and reducing global carbon emissions. Verizon has set public goals to reduce our environmental impact, and we are leveraging our core capabilities to help our customers reduce their resource consumption and carbon footprints.

Notice of Annual Meeting of Shareholders

Time and date

Thursday, May 5, 2016

8:30 a.m., local time

Place

Hotel Albuquerque at Old Town

800 Rio Grande Boulevard, NW

Albuquerque, New Mexico 87104

Items of business

• Elect the 13 Directors identified in the accompanying proxy statement

• Ratify the appointment of the independent registered public accounting firm

• Approve, on an advisory basis, Verizon’s executive compensation

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

March 21, 2016

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President, Deputy General

Counsel and Corporate Secretary

How to vote

  Online                Phone                    Mail             In person

If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card.

You may also vote in person at the annual meeting. If you hold your shares through a bank, broker or other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to vote your shares as soon as possible.

Important Notice Regarding Availability of Proxy Materials for Verizon’s Shareholder Meeting to be Held on May 5, 2016

The 2016 Proxy Statement and 2015 Annual Report to Shareholders are available at www.edocumentview.com/vz

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

i	Proxy Summary

1	Verizon’s Governance Practices

4	Our Board of Directors

14	Election of Directors (Item 1 on Proxy Card)

22	Ratification of Appointment of Independent Registered Public Accounting Firm (Item 2 on Proxy Card)

24	Audit Committee Report

25	Advisory Vote to Approve Executive Compensation (Item 3 on Proxy Card)

26	Compensation Committee Report

27	Compensation Discussion and Analysis

47	Compensation Tables

62	Security Ownership of Certain Beneficial Owners and Management

65	Shareholder Proposals

65	Renewable Energy Targets (Item 4 on Proxy Card)

67	Indirect Political Spending Report (Item 5 on Proxy Card)

69	Lobbying Activities Report (Item 6 on Proxy Card)

71	Independent Chair Policy (Item 7 on Proxy Card)

73	Severance Approval Policy (Item 8 on Proxy Card)

75	Stock Retention Policy (Item 9 on Proxy Card)

78	Additional Information About the Annual Meeting

84	Contacting Verizon

85	Other Business

86	Appendix A. Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so you should read the entire proxy statement before voting. For more complete information regarding Verizon’s 2015 performance, please review Verizon’s 2015 Annual Report to Shareholders.

We look back on 2015 as a year that solidified Verizon’s position at the center of the trends shaping the digital age.				Looking ahead to the future in 2016...

Aol.	go90	ThingSpace	hum	5G
Acquired leading digital advertising capability and content	Launched millennial- focused path-breaking video streaming service	Unveiled a platform that helps developers bring new Internet of Things technologies to market	Introduced the possibility of telematics to 150 million cars on the road today	Leading the evolution of wireless technology with field trials expected in 2016

Meeting information

Date and time    May 5, 2016, 8:30 a.m., local time

Place    Hotel Albuquerque at Old Town, 800 Rio Grande Boulevard, NW, Albuquerque, New Mexico 87104

Record Date    Shareholders as of March 7, 2016 may vote

Admission and Voting    Please see “Additional Information about the Annual Meeting” beginning on page 78

Verizon 2016 Proxy Statement	i

Proxy Summary  |  Executive compensation program highlights

Executive compensation program highlights

Our executive compensation program reflects Verizon’s commitment to industry-leading compensation and governance practices. The program is discussed in more detail in the Compensation Discussion and Analysis beginning on page 27.

Objectives

    Align executives’ and shareholders’ interests

    Attract, retain and motivate high-performing executives

Governance leader

    Semiannual shareholder outreach

    Shareholder approval policy for severance benefits

    Significant executive share ownership requirements

    Clawback policy

    Anti-hedging policy

    Say-on-pay advisory vote every year since 2009

    Independent compensation consultant since 2006

Pay-for-performance
Extensive focus on variable, incentive-based pay:
10% 90%	Fixed pay Incentive-based pay 70% long-term incentives 20% short-term incentives

  Total compensation opportunity targeted at median of our peer group

  No defined benefit pension or supplemental retirement benefits

  No executive employment agreements

  No cash severance benefits for the CEO

  No excise tax gross-ups

2015 compensation

The summary below shows the 2015 compensation for each of our named executive officers, as required to be reported in the Summary Compensation Table pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the Summary Compensation Table on page 47 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lowell C. McAdam Chairman and Chief Executive Officer	1,661,538	0	12,000,065	0	4,000,000	83,092	598,965	18,343,660
Francis J. Shammo Executive Vice President and Chief Financial Officer	920,192	0	4,725,031	0	1,350,000	41,566	204,052	7,240,841
Daniel S. Mead Executive Vice President and President of Strategic Initiatives	1,028,846	0	5,250,041	0	1,500,000	319,027	230,931	8,328,845
John G. Stratton Executive Vice President and President of Operations	894,231	0	4,593,828	0	1,312,500	52,841	203,910	7,057,310
Marni M. Walden Executive Vice President and President of Product Innovation and New Businesses	894,231	0	4,375,074	0	1,312,500	44,907	174,317	6,801,029

ii	Verizon 2016 Proxy Statement

Proxy Summary  |  Agenda and voting recommendations

Agenda and voting recommendations

Item 1 Election of Directors

The Board of Directors recommends that you vote for the election of these Director candidates.

Shareholders are being asked to elect 13 Directors. Verizon’s Directors are elected for a term of one year by a majority of the votes cast in an uncontested election. Additional information about the Director candidates and their respective qualifications begins on page 14 of this proxy statement.

		Director Since		Committee Memberships*
Name	Age*		Primary Occupation	Independent	Audit	CGPC	Finance	HRC

Shellye L. Archambeau	53	2013	Chief Executive Officer, MetricStream, Inc.	•	FE	•

Mark T. Bertolini	59	2015	Chairman and Chief Executive Officer, Aetna Inc.	•			•

Richard L. Carrión	63	1997	Chairman and Chief Executive Officer, Popular, Inc.	•		•	Chair	•

Melanie L. Healey	54	2011	Former Group President of The Procter & Gamble Company	•			•	•

M. Frances Keeth (LD)	69	2006	Retired Executive Vice President, Royal Dutch Shell plc	•	FE	Chair	•

Karl-Ludwig Kley	64	2015	Chairman of the Executive Board and Chief Executive Officer, Merck KGaA	•

Lowell C. McAdam	61	2011	Chairman and Chief Executive Officer, Verizon Communications Inc.

Donald T. Nicolaisen	71	2005	Retired Chief Accountant of the U.S. Securities and Exchange Commission	•	Chair FE	•

Clarence Otis, Jr.	59	2006	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.	•	FE		•	Chair

Rodney E. Slater	61	2010	Partner, Squire Patton Boggs LLP	•		•		•

Kathryn A. Tesija	53	2012	Strategic Advisor, Target Corporation	•	•	•

Gregory D. Wasson	57	2013	Former President and Chief Executive Officer, Walgreens Boots Alliance, Inc.	•	FE			•

Gregory G. Weaver	64	2015	Former Chairman and Chief Executive Officer, Deloitte & Touche LLP	•

Ages and Committee memberships are as of March 4, 2016     LD: Lead Director     CGPC: Corporate Governance and Policy Committee HRC: Human Resources Committee     FE: Audit Committee Financial Expert

Verizon 2016 Proxy Statement	iii

Proxy Summary  |  Agenda and voting recommendations

Item 2 Ratification of Auditors

The Board of Directors recommends that you vote for ratification.

We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2016. Information on fees paid to Ernst & Young in 2015 and 2014 appears on page 22.

Item 3 Advisory Vote to Approve Executive Compensation

The Board of Directors recommends that you vote for this proposal.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the sections titled “Compensation Discussion and Analysis” and “Compensation Tables” beginning on page 27. We hold this advisory vote on an annual basis.

Items 4-9 Shareholder Proposals

The Board of Directors recommends that you vote against each of the shareholder proposals.

In accordance with SEC rules, we have included in this proxy statement six proposals submitted by shareholders for consideration. The proposals can be found beginning on page 65.

iv	Verizon 2016 Proxy Statement

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 21, 2016, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. Our Board of Directors is soliciting proxies in connection with the 2016 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares promptly.

Verizon’s Governance Practices

Commitment to good governance

Our Board of Directors believes that high standards of corporate governance increase value for Verizon’s shareholders and enhance our reputation. All of our Directors stand for election each year, and 12 of our 13 Directors standing for re-election this year are independent. Our rigorous Director nomination process identifies candidates with the time, skills and experience to contribute to Verizon and to engage with management about all aspects of our business. Collectively, our Board embodies a range of viewpoints, backgrounds and expertise because our Board believes that diversity is an important attribute of a well-functioning Board.

The Board conducts its oversight responsibilities through four standing committees: Audit, Corporate Governance and Policy, Finance and Human Resources. Each committee has a written charter that defines its specific responsibilities. The committees are discussed beginning on page 7.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operation and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Guidelines.

Where to find more information on governance at Verizon

You can find Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/about/investors/. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Verizon 2016 Proxy Statement	1

Verizon’s Governance Practices  |  Key corporate governance features

Key corporate governance features

Shareholder rights
Majority voting in Director elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in an uncontested election. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to call a special meeting

Any shareholder owning at least 10% (or any group of shareholders owning at least 25%) of Verizon’s outstanding common stock may call a special meeting of shareholders. Please see our bylaws for requirements relating to special meetings.

Proxy access right

Any shareholder (or any group of up to 20 shareholders) owning at least 3% of Verizon’s outstanding common stock for at least three years may include a specified number of director nominees in our proxy materials for the annual meeting of shareholders. Our bylaws specify qualifying stock ownership, the number of permitted nominees, and other requirements relating to proxy access.

Shareholders must approve poison pill

Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Any shareholder rights plan adopted by our Board must be approved by shareholders within one year and then re-approved every three years.

Shareholder right to ratify executive severance agreements

Shareholders must ratify any employment or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment. This policy is described on page 46.

Board governance
Director independence

All of our non-employee Directors are independent, and the standards that our Board uses to assess independence are more stringent than those of the New York Stock Exchange (NYSE) or The NASDAQ Stock Market (Nasdaq). For more information about the independence of the non-employee Directors, see “Independence” on page 4.

Board leadership

Currently, the Chief Executive Officer (CEO) serves as Chairman of the Board, in consultation with the Lead Director. You can read about the respective roles and responsibilities of the Chairman and the Lead Director, and why our Board believes Verizon’s shareholders are best served by this leadership structure, under “Board Leadership” on page 5.

Limits on board service updated from 2015

To ensure that Directors have sufficient time to devote to their responsibilities on Verizon’s board, we recently enhanced our policy about other directorships. Directors with full-time roles for for-profit businesses may not serve on more than three public company boards, and other Directors may not serve on more than four public company boards. Members of our Audit Committee may not serve on more than two other audit committees.

Stock ownership

Within three years of their election, Directors must hold Verizon stock with a value equal to three times the cash component of the annual Board retainer. Shares held in any deferral plan are included when calculating the number of shares held.

Director retirement	Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The size of the Board will be reduced by one for each such retirement.

2	Verizon 2016 Proxy Statement

Verizon’s Governance Practices  |  Business conduct and ethics

Business conduct and ethics

We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of the business conduct and ethics provisions applicable to Directors or executive officers. In the event of a waiver, we will promptly disclose the Board’s action on our website.

Related person transactions

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations.

From time to time Verizon has employees who are related to our executive officers or Directors. Lowell McAdam, Chairman and CEO, has a child who is employed by a Verizon subsidiary and earned approximately $131,804 in 2015. Francis Shammo, Executive Vice President and Chief Financial Officer, has an in-law who is employed by a Verizon subsidiary and earned approximately $384,084 in 2015. John Stratton, Executive Vice President and President of Operations, has a child who is employed by a Verizon subsidiary and earned approximately $179,828 in 2015, and an in-law who is employed by a Verizon subsidiary and earned approximately $182,576 in 2015. In each case, the amount of compensation earned was comparable to that of other employees in similar positions. These employees also participate in Verizon’s welfare and benefit plans that are made available to all employees.

Verizon 2016 Proxy Statement	3

Our Board of Directors

This section describes key aspects of our Board’s composition, governance and operation that contribute to its ability to effectively oversee Verizon’s business, provide quality advice to the leadership team and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under NYSE and Nasdaq governance standards as well as the more stringent standards included in the Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors/. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board. Based on the Committee’s recommendation, the Board has determined that all of the incumbent non-employee Directors who are standing for election are independent: Shellye Archambeau, Mark Bertolini, Richard Carrión, Melanie Healey, M. Frances Keeth, Karl-Ludwig Kley, Donald Nicolaisen, Clarence Otis, Jr., Rodney Slater, Kathryn Tesija, Gregory Wasson and Gregory Weaver. The Board also determined that Robert Lane, who served as a Director until May 7, 2015, was independent.

4	Verizon 2016 Proxy Statement

Our Board of Directors  |  Independence

The employers of Ms. Archambeau, Mr. Bertolini, Mr. Carrión, Ms. Healey, Dr. Kley, Mr. Slater and Ms. Tesija all made payments to Verizon for telecommunications services and solutions. In addition, Verizon made payments to Mr. Bertolini’s employer under an administrative services contract for employee healthcare benefits. Verizon also made payments to Ms. Tesija’s employer in connection with sales of Verizon’s products and services at that company’s stores, and received payments from that company for cyber security services. Applying the independence standards, the Board considered all of the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the applicable Directors to act independently.

Board leadership

Each year, our Board evaluates whether its leadership structure is appropriate to effectively address the specific needs of our business and the long-term interests of our shareholders. Given the dynamic and competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of Verizon’s business operations and the competitive landscape, the ability to identify strategic issues and the vision to create sustainable long-term value for shareholders. Based on these considerations, the Board has determined that, at this time, our CEO, Lowell McAdam, is the Director best qualified to serve in the role of Chairman.

To maintain an appropriate level of independent checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the authority to call Board meetings and executive sessions. M. Frances Keeth currently serves as Lead Director.

Any shareholder or interested party may communicate directly with the Lead Director.

Importantly, all Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director may review

Additional Lead Director responsibilities

    •  Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

    •  Chairs any meeting of the Board if the Chairman is not present

    •  Approves the schedule, agenda and materials for all Board meetings, in consultation with the Chairman

    •  Acts as principal liaison with the Chairman

    •  Leads the Board’s annual self-evaluation

the agenda for each Board and committee meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and senior leadership team at all times.

The Board believes that shareholders are best served by the Board’s current leadership structure because it features an independent Lead Director – who provides the ability to maintain independent and objective oversight and who can express the Board’s positions in a forthright manner – as well as independent Directors who are fully involved in the Board’s operations and decision making.

Verizon 2016 Proxy Statement	5

Our Board of Directors  |  Board meetings and executive sessions

Board meetings and executive sessions

In 2015, our Board of Directors held 10 meetings, including 7 regularly scheduled meetings and 3 special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of our Board and the committees to which the Director was assigned.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2015, all Directors standing for re-election attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, our Board typically meets in executive session during each regular Board meeting.

Annual board and committee evaluations

Our Board conducts an annual self-assessment aimed at enhancing its effectiveness. As part of the assessment, each Director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure and dynamics, the flow of information from management, and agenda topics. In addition, the Lead Director conducts individual interviews with each of the independent Directors to discuss these topics. The feedback received from the questionnaires and interviews is discussed during an evaluation session.

Each of the four standing committees also conducts its own annual self-assessment, which includes a written questionnaire and evaluation session. These evaluation sessions are led by the committee chairs and generally include a review of the committee charter, the annual agenda, and the committee’s overall effectiveness.

In addition to these annual self-assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee evaluation processes.

The self-assessment in action

In 2014, as the competitive landscape of Verizon’s industry continued its rapid pace of change, our Board expressed a desire to gain a deeper understanding of this landscape as well as the technology behind Verizon’s products and services in order to more effectively carry out its oversight responsibilities with regard to Verizon’s strategic direction. In response, management enhanced its Director education program to include “deep dives” on current topics of interest and technology training.

6	Verizon 2016 Proxy Statement

Our Board of Directors  |  Committees of the Board

Committees of the Board

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

Audit Committee

Meetings in 2015

11

Members

Donald Nicolaisen (Chair)

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija*

Gregory Wasson

*Ms. Tesija joined the Audit Committee on June 4, 2015

Our Board has determined that each of

Mr. Nicolaisen, Ms. Archambeau, Ms. Keeth, Mr. Otis and Mr. Wasson is an audit committee financial expert, and that each member of the Audit Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

The Audit Committee Report is included on page 24

Key responsibilities:

•  Assess Verizon’s significant business risk exposures (including those related to data privacy, bribery and corruption, and network security) and oversee the risk management program

•  Assess the adequacy of Verizon’s overall control environment

•  Oversee financial reporting and disclosure matters

•  Appoint, approve fees for, and oversee work of the independent registered public accounting firm

•  Oversee Verizon’s internal audit function

•  Assess Verizon’s compliance processes and programs

•  Review the Chief Compliance Officer’s annual compliance and ethics report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls, and data protection

•  Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•  Assess procedures for handling complaints
relating to accounting, internal accounting controls or auditing matters

Verizon 2016 Proxy Statement	7

Our Board of Directors  |  Committees of the Board

Corporate Governance and Policy Committee

Meetings in 2015

7

Members

M. Frances Keeth (Chair)

Shellye Archambeau

Richard Carrión

Donald Nicolaisen

Rodney Slater

Kathryn Tesija

Our Board has determined that each
member of the Corporate Governance
and Policy Committee meets the
independence requirements of applicable
law, the NYSE, Nasdaq and Verizon’s
Corporate Governance Guidelines.

Key responsibilities:

•  Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•  Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•  Identify and evaluate the qualifications of Director candidates

•  Recommend Directors to serve as members of each committee and as committee chairs

•  Review potential related person transactions

•  Review Verizon’s position and engagement on important public policy issues that may affect our business and reputation, including political contributions and corporate social responsibility

Finance Committee

Meetings in 2015

6

Members

Richard Carrión (Chair)

Mark Bertolini*

Melanie Healey*

M. Frances Keeth

Clarence Otis, Jr.

*Ms. Healey joined the Finance Committee
on June 4, 2015, and Mr. Bertolini joined the
Finance Committee on December 3, 2015.

Our Board has determined that each
member of the Finance Committee meets
the independence requirements of
applicable law, the NYSE, Nasdaq and
Verizon’s Corporate Governance
Guidelines.

Key responsibilities:

•  Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets

•  Monitor expenditures under the annual capital plan approved by our Board

•  Review and approve Verizon’s derivatives policy and monitor the use of derivatives

•  Review Verizon’s insurance and self-insurance programs

•  Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

8	Verizon 2016 Proxy Statement

Our Board of Directors  |  Committees of the Board

Human Resources Committee

Meetings in 2015

7

Members

Clarence Otis, Jr. (Chair)

Richard Carrión

Melanie Healey

Rodney Slater*

Gregory Wasson

*Mr. Slater joined the Human Resources
Committee on June 4, 2015.

Our Board has determined that each
member of the Human Resources
Committee meets the independence
requirements of applicable law, the NYSE,
Nasdaq and Verizon’s Corporate
Governance Guidelines.

The Compensation Committee Report is
included on page 26.

Key responsibilities:

•  Oversee the development of Verizon’s executive compensation programs and policies

•  Approve corporate goals relevant to the CEO’s compensation

•  Evaluate the CEO’s performance and recommend his compensation to the Board

•  Review and approve compensation and benefits for selected senior managers

•  Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation programs, on Verizon’s risk profile

•  Consult with the CEO on talent development

•  Oversee succession planning and assignments to key leadership positions

•  Review and recommend non-employee Director compensation

Nomination of candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee retained Heidrick & Struggles International, Inc. to help identify and evaluate other potential candidates. Any shareholder who wishes to submit a Director candidate to the Committee for its consideration should write to the Corporate Secretary at the address given under “Contacting Verizon.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of his or her qualifications in light of the requirements described below. We will report any material change to the Committee’s procedure for consideration and nomination of candidates in a filing with the SEC and will post the information on the Corporate Governance section of our website at www.verizon.com/about/investors/.

Requirements for Board candidates

To be eligible for consideration, any proposed candidate must:

Be ethical

Have proven judgment and competence

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that complement the background and experience already represented on our Board and that meet Verizon’s needs
Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency

Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

Verizon 2016 Proxy Statement	9

Our Board of Directors  |  Nomination of candidates for Director

The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board. In evaluating candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election. For incumbent Directors, this review includes the Director’s understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence. After the Committee completes its evaluation of all candidates, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election.

Prior to nomination, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for re-election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the foregoing representations were untrue in any respect or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders and the independent members of our Board decide to accept the resignation. Any decision regarding accepting a resignation following a failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Shareholders wishing to nominate a Director should follow the procedures set forth in Verizon’s bylaws and described on page 83.

Risk oversight

Role of the Board

While senior management has primary responsibility for managing risk, our Board of Directors is responsible for risk oversight. The Board works with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors oversees the management of risks inherent in the operation of Verizon’s businesses and the implementation of its strategic plan by using several different levels of review. The Board addresses the primary risks associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. In addition, the Board reviews the risks associated with Verizon’s strategic plan at an annual strategic planning session and periodically throughout the year.

Role of the committees

Each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors.

10	Verizon 2016 Proxy Statement

Our Board of Directors  |  Risk oversight

Audit Committee	• Oversees the operations of Verizon’s enterprise risk management program, which identifies the primary risks to Verizon’s business.
• Periodically monitors and evaluates the primary risks associated with particular business units and functions.

•   Works with Verizon’s Senior Vice President of Internal Auditing, who helps identify, evaluate and implement risk management controls and methodologies to address identified risks and who functionally reports directly to the Committee.

•   Meets privately at each Audit Committee meeting with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Auditing, and the Executive Vice President of Public Policy and General Counsel.

• Reports to the full Board on these activities.
Corporate Governance and Policy Committee	• Reviews business and reputational risks relating to Verizon’s position and engagement on important public policy issues, including political contributions and corporate social responsibility.
Finance Committee	• Assists our Board in its oversight of financial risk management.
• Monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risk related to currency and interest rate exposure.
• Reviews and approves Verizon’s derivatives policy and monitors the use of derivatives.
• Reviews Verizon’s insurance and self-insurance programs, as well as pension and other postretirement benefit obligations.
Human Resources Committee

•   Considers the impact of the executive compensation program and of the incentives created by the compensation awards on Verizon’s risk profile.

•   Oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices, which includes a review of the following compensation policies and practices and other internal controls that reduce risk:

•   Design features and characteristics of our company-wide compensation programs;

•   Performance metrics under the Short- and Long-Term Incentive Plans;

•   Approval processes for all compensation programs, including those for associate sales and non-sales employees;

•   Governance oversight at the Board and committee level; and

•   Code of Conduct provisions and mandatory training programs that lessen risk.

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

Verizon 2016 Proxy Statement	11

Our Board of Directors  |  Succession planning and management development

Succession planning and management development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure senior leadership continuity by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Committee also routinely seek input from the Chief Administrative Officer, as well as advice on related compensation issues from the Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least once a year. Led by the CEO and the Chief Administrative Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals who should be considered as potential future senior executives.

Our goal is to develop well-rounded and experienced senior leaders. High potential executives are challenged regularly with additional responsibilities, new positions, promotions or similar assignments to expose them to our diverse operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

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Our Board of Directors  |  Communicating with Directors

Communicating with Directors

Our Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process, and has adopted the following procedure to facilitate this communication.

How to contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including committee chairs and the Lead Director) or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.

Board of Directors

(or committee name, individual Director,

committee chair, Lead Director or

non-employee Directors as a group, as appropriate)

1095 Avenue of the Americas

New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Typically the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

Verizon 2016 Proxy Statement	13

Election of Directors

Item 1 on Proxy Card

Verizon’s Directors are elected annually. We believe annual elections are consistent with good corporate governance because they foster director accountability and increase shareholder confidence. Verizon’s Board currently has 13 members. The Board periodically evaluates whether a larger or smaller board would be preferable, depending upon its needs and the availability of qualified candidates.

Our Board has nominated the 13 candidates below for election as Directors. All of these candidates currently serve as Directors of Verizon. Mr. Weaver was appointed to our Board in September 2015 as an independent Director and was recommended by an independent Director. Dr. Kley was appointed to our Board in November 2015 as an independent Director and was recommended by an independent Director. The Corporate Governance and Policy Committee and our Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified below. The Committee and the Board assessed these factors in light of Verizon’s businesses.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee would vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election. Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

Our Board of Directors recommends that you vote for each of the following candidates.

14	Verizon 2016 Proxy Statement

Election of Directors  |  Item 1 on Proxy Card

Director since 2013 Age 53 Independent Committees • Audit • Corporate Governance and Policy

Shellye L. Archambeau

Background

Ms. Archambeau is Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Prior to joining MetricStream in 2002, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the board of Nordstrom, Inc. since February 2015 and, in the past five years, she has served on the board of Arbitron, Inc.

Qualifications

Ms. Archambeau provides our Board with valuable knowledge of technology, e-commerce, digital media and communications platforms. Her experiences in the Silicon Valley emerging company community, as well as her prior experience at IBM, provide her with global perspectives on developing and marketing emerging technology applications and solutions.

Director since 2015 Age 59 Independent Committees • Finance

Mark T. Bertolini

Background

Mr. Bertolini is Chairman and Chief Executive Officer of Aetna Inc., a Fortune 100 diversified healthcare benefits company. Prior to assuming the role of Aetna’s CEO in 2010 and Chairman in 2011, Mr. Bertolini served as President from 2007, responsible for all of Aetna’s businesses and operations across the company’s range of healthcare products and related services, and as Executive Vice President and head of Aetna’s regional businesses prior to that. He joined Aetna in 2003 as head of Aetna’s Specialty Products after holding executive positions at Cigna, NYLCare Health Plans and SelectCare, Inc.

Qualifications

Mr. Bertolini’s experience at a large, multinational corporation provides our Board with valuable operational and management expertise, as well as critical perspective on strategic planning. His role as Chairman and CEO of Aetna provides our Board with additional insights into the healthcare industry — an area of increasing importance to Verizon’s business strategy.

Verizon 2016 Proxy Statement	15

Election of Directors  |  Item 1 on Proxy Card

Director since 1997 Age 63 Independent Committees • Corporate Governance and Policy • Finance (Chair) • Human Resources

Richard L. Carrión

Background

Mr. Carrión has served for over 20 years as Chairman and Chief Executive Officer of Popular, Inc., a diversified bank holding company. Mr. Carrión has served as a class A director of the Federal Reserve Bank of New York since 2008. He also served as a director of NYNEX Corporation, one of Verizon’s predecessor companies, from 1995 to 1997.

Qualifications

Mr. Carrión provides our Board with financial, operational and strategic expertise developed during his long tenure as Chairman and CEO of Popular, Inc. This experience, combined with his board service at the Federal Reserve Bank of New York, also provides our Board with deep risk management expertise.

Director since 2011 Age 54 Independent Committees • Finance • Human Resources

Melanie L. Healey

Background

Ms. Healey is the former Group President of The Procter & Gamble Company, one of the leading providers of branded consumer packaged goods. She served in this role from 2007 to 2015. During her tenure at Procter & Gamble beginning in 1990, Ms. Healey held a number of positions of responsibility, including Group President and advisor to the Chairman and CEO, Group President for North America and Group President for the Global Feminine and Health Care Sector. Ms. Healey has served on the Board of Target Corporation since November 2015.

Qualifications

Ms. Healey provides our Board with valuable strategic, branding, distribution and operating experience on a global scale obtained over her 32-year career in the consumer goods industry in three multinational companies (Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons). Her deep experience in marketing and operations, including her 18 years outside the United States, provides our Board with strategic and operational leadership and critical insights into brand building and consumer marketing trends globally.

16	Verizon 2016 Proxy Statement

Election of Directors  |  Item 1 on Proxy Card

Director since 2006 Age 69 Independent Committees • Audit • Corporate Governance and Policy (Chair) • Finance

M. Frances Keeth (Lead Director)

Background

Ms. Keeth was Executive Vice President of Royal Dutch Shell plc, a global energy company, from 2005 to 2006, and was President and Chief Executive Officer of Shell Chemicals LP from 2001 to 2006. During her long tenure at Royal Dutch Shell, Ms. Keeth served in a number of other positions of responsibility, including Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. Prior to these positions, Ms. Keeth was controller and principal accounting officer of Mobil Corporation. Ms. Keeth has served as a director of Arrow Electronics, Inc. since 2004 and, in the past five years, she has served as a director of Peabody Energy Corporation.

Qualifications

Ms. Keeth’s career with Shell has provided her with substantial experience in managing worldwide operations and strategic partnerships in a capital-intensive business. Her expertise provides our Board with critical skills in the areas of financial oversight, aligning financial and strategic initiatives, and risk management.

Director since 2015 Age 64 Independent

Karl-Ludwig Kley

Background

Dr. Kley is Chairman of the Executive Board and Chief Executive Officer of Merck KGaA, a leading producer of high-tech products in healthcare, life science and performance materials. He has served in his current role since 2007, and was appointed Vice Chairman of the Executive Board in September 2006. Before joining Merck KGaA, Dr. Kley was a member of the Executive Board of Deutsche Lufthansa AG from 1998 to 2006, where he served as Chief Financial Officer. From 1982 to 1998, Dr. Kley worked for Bayer AG in a variety of positions, including as head of corporate finance and investor relations. Dr. Kley has served as a member of the supervisory board of BMW AG since 2008 and as vice chairman since 2010. He has also served as a member of the supervisory board of Deutsche Lufthansa AG since 2014.

Qualifications

Dr. Kley brings to our Board significant leadership experience as CEO of an innovative, global operation that is navigating a highly competitive, complex and rapidly changing ecosystem. His extensive expertise in corporate finance acquired during his tenure as CEO, Vice Chairman and Chief Financial Officer of similarly complex organizations, combined with his director roles on the boards of other public companies, provides our Board with a unique global perspective and critical capabilities in strategic oversight and corporate governance.

Verizon 2016 Proxy Statement	17

Election of Directors  |  Item 1 on Proxy Card

Director since 2011 Age 61 Chairman since 2012

Lowell C. McAdam (Chairman)

Background

Mr. McAdam is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. McAdam has served as CEO since 2011 and Chairman since 2012. Prior to becoming CEO, Mr. McAdam served in numerous positions of responsibility, including President and Chief Operating Officer of Verizon Communications Inc., President and CEO of Verizon Wireless, and Executive Vice President and Chief Operating Officer of Verizon Wireless. Before Verizon Wireless was formed, Mr. McAdam held executive positions with PrimeCo Personal Communications, AirTouch Communications and Pacific Bell. In the past five years, Mr. McAdam has served as a member of the Verizon Wireless Board of Representatives.

Qualifications

Mr. McAdam provides our Board with substantial and wide-ranging expertise in the telecommunications industry, developed during his pivotal role in the development of Verizon Wireless. As CEO of Verizon Communications Inc., he is able to provide our Board with in-depth knowledge of Verizon’s business, industry, challenges and opportunities.

Director since 2005 Age 71 Independent Committees • Audit (Chair) • Corporate Governance and Policy

Donald T. Nicolaisen

Background

Mr. Nicolaisen served as Chief Accountant of the United States Securities and Exchange Commission (SEC) from 2003 to 2005. Prior to joining the SEC, he was a senior partner at the accounting firm PricewaterhouseCoopers. Mr. Nicolaisen began his career at the firm’s predecessor, Price Waterhouse, in 1967, and held a wide range of management and leadership positions, including serving on the firm’s U.S. and global boards and leading Price Waterhouse’s national office for accounting and SEC services. Since 2006, Mr. Nicolaisen has served as a director of MGIC Investment Corporation, Morgan Stanley, and Zurich Insurance Group.

Qualifications

Mr. Nicolaisen’s long career in leadership positions in both the public and private sectors provides our Board with substantial expertise in the areas of public accounting, risk management and corporate finance. This experience, combined with his director roles on the boards of other large, complex firms, provides our Board with additional capabilities in the areas of public policy and corporate governance.

18	Verizon 2016 Proxy Statement

Election of Directors  |  Item 1 on Proxy Card

Director since 2006 Age 59 Independent Committees • Audit • Finance • Human Resources (Chair)

Clarence Otis, Jr.

Background

Mr. Otis is the former Chairman and Chief Executive Officer of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world. He served as CEO of Darden Restaurants from 2004 to 2014 and as Chairman from 2005 to 2014. After joining Darden in 1995 as Vice President and Treasurer, Mr. Otis served in a number of positions of responsibility, including Chief Financial Officer, Executive Vice President, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden. Mr. Otis has served as a director of VF Corporation since 2004. In the past five years, he also served as a class B director of the Federal Reserve Bank of Atlanta.

Qualifications

Mr. Otis provides our Board with valuable insight into consumer services, retail operations, financial oversight and risk management. His experience over his 20 years at Darden Restaurants provides him with important perspectives on operations, strategy and management of a complex organization and a large-scale workforce.

Director since 2010 Age 61 Independent Committees • Corporate Governance and Policy • Human Resources

Rodney E. Slater

Background

Mr. Slater is a Partner at the law firm Squire Patton Boggs LLP, practicing in the areas of transportation, infrastructure and public policy, a position he has held since 2001. Previously, Mr. Slater served as the U.S. Secretary of Transportation from 1997 to 2001 and as the Administrator of the Federal Highway Administration from 1993 to 1997. Mr. Slater has served as a director of Kansas City Southern since 2001 and Transurban Group since 2009. In the past five years, Mr. Slater has also served as a director of Delta Air Lines, Inc., ICx Technologies, Inc. and Atkins plc.

Qualifications

Mr. Slater has substantial regulatory and public policy experience at the federal and state levels. Mr. Slater provides our Board with valuable insights on public policy issues and leadership on matters involving multiple stakeholders. He also provides our Board with perspectives on strategic partnerships and legal issues.

Verizon 2016 Proxy Statement	19

Election of Directors  |  Item 1 on Proxy Card

Director since 2012 Age 53 Independent Committees • Audit • Corporate Governance and Policy

Kathryn A. Tesija

Background

Ms. Tesija is Strategic Advisor of Target Corporation, the second largest discount retailer in the United States. Prior to assuming her current role, Ms. Tesija served as Executive Vice President and Chief Merchandising and Supply Chain Officer at Target from 2008 to 2015. Since joining Target in 1986, Ms. Tesija has served in numerous positions of responsibility, including Director, Merchandise Planning and Senior Vice President, Hardlines Merchandising.

Qualifications

Ms. Tesija provides our Board with valuable large-scale global merchandising and supply chain experience, as well as operational perspectives and strategic planning expertise. Her tenure as EVP and Chief Merchandising and Supply Chain Officer provides our Board with additional insights into the retail industry and consumer behavior.

Director since 2013 Age 57 Independent Committees • Audit • Human Resources

Gregory D. Wasson

Background

Mr. Wasson is the former President and Chief Executive Officer of Walgreens Boots Alliance, Inc., the first global pharmacy-led health and wellbeing enterprise. From 2009 through 2014 he was Director, President and Chief Executive Officer of Walgreen Co. A registered pharmacist, he joined Walgreen in 1980 and served in a number of positions of responsibility, including President of Walgreens Health Initiatives, Senior Vice President, Executive Vice President, and President and Chief Operating Officer. Mr. Wasson has served on the board of The PNC Financial Services Group, Inc. since July 2015 and, in the past five years, he has served on the boards of Walgreen Co. and AmerisourceBergen Corporation.

Qualifications

Mr. Wasson provides our Board with valuable global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. His tenure as CEO of a large publicly-held company provides our Board with additional in-depth perspective in organizational management.

20	Verizon 2016 Proxy Statement

Election of Directors  |  Item 1 on Proxy Card

Director since 2015 Age 64 Independent

Gregory G. Weaver

Background

Mr. Weaver served as Chairman and Chief Executive Officer of Deloitte’s audit and enterprise risk services firm, Deloitte & Touche LLP, from 2012 to 2014 and from 2001 to 2005. From 2006 to 2012, he served on the Board of Directors of Deloitte’s U.S. organization and on its Governance, Compensation and Succession Committees. During Mr. Weaver’s 40 years of experience at Deloitte, including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner for several of Deloitte & Touche’s largest clients. Mr. Weaver has served on the board of trustees of the Goldman Sachs Trust since 2015.

Qualifications

Mr. Weaver provides our Board with significant expertise in the areas of public accounting, risk management and related regulatory matters, which he developed over a long career with a leading audit firm. He also brings to the Board valuable experience with the operational and governance issues faced by a large, complex organization like Verizon.

Verizon 2016 Proxy Statement	21

Ratification of Appointment of

Independent Registered Public Accounting Firm

Item 2 on Proxy Card

The Audit Committee considered the performance and qualifications of Ernst & Young LLP, and has reappointed that independent registered public accounting firm to examine the financial statements of Verizon for fiscal year 2016 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2015 and 2014:

	Audit fees	Audit-related fees	Tax fees	All other fees

2015	$27.4 million	$17.1 million	$3.8 million	$0.1 million

2014	$26.5 million	$9.8 million	$2.8 million	$0.5 million

Audit fees include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, and financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits and reviews of controls over services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Our audit and audit-related fees in 2015 included $7.3 million of fees in connection with strategic transactions that were considered or entered into during 2015. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining Ernst & Young’s independence.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2016 fiscal year, the Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2015 fiscal year;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of Verizon’s financial statements;

•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;

22	Verizon 2016 Proxy Statement

Ratification of Appointment of Independent Registered Public Accounting Firm  |  Item 2 on Proxy Card

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to ensure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of Ernst & Young’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for the audit fee negotiations associated with the engagement. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2016 fiscal year. The Committee believes the continued retention of Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2016 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board of Directors recommends that you vote for ratification.

Verizon 2016 Proxy Statement	23

Audit Committee Report

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2015, and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2015.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, The NASDAQ Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has overseen the operation of Verizon’s enterprise risk management program, including the identification of the primary risks to Verizon’s business. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm and considerations related to audit firm rotation, as discussed further on page 22. Based on that review, the Committee approved the reappointment of the independent registered public accounting firm for fiscal year 2016.

Respectfully submitted,

The Audit Committee

Donald Nicolaisen, Chair

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

Gregory Wasson

March 2, 2016

24	Verizon 2016 Proxy Statement

Advisory Vote to Approve

Executive Compensation

Item 3 on Proxy Card

Shareholders have strongly supported Verizon’s executive compensation program since our first advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussion.”

The structure of the executive compensation program for 2015 that is described in this proxy statement is substantially the same as it was last year. Our Board recommends a vote FOR this resolution because it believes that our program is effective in:

•	Encouraging strong short-term and long-term performance;

•	Aligning the executives’ long-term interests with those of our shareholders; and

•	Retaining high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 27, we provide a detailed description of our executive compensation programs, including our philosophy, the elements of our programs and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee will review and consider the voting results when evaluating our executive compensation program.

Verizon’s Corporate Governance Guidelines provide for an annual say-on-pay advisory vote. The next say-on-pay advisory vote will occur at the 2017 Annual Meeting of Shareholders.

Our Board of Directors recommends that you vote for this proposal.

Verizon 2016 Proxy Statement	25

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K.

Respectfully submitted,

The Human Resources Committee

Clarence Otis, Jr., Chair

Richard Carrión

Melanie Healey

Rodney Slater

Gregory Wasson

March 2, 2016

26	Verizon 2016 Proxy Statement

Compensation Discussion

and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation, and references to the Committee in this section with respect to the CEO’s compensation reflect that process.

For 2015, Verizon’s named executive officers were:

Lowell C. McAdam	Chairman and Chief Executive Officer

Francis J. Shammo	Executive Vice President and Chief Financial Officer

Daniel S. Mead	Executive Vice President and President of Strategic Initiatives

John G. Stratton	Executive Vice President and President of Operations

Marni M. Walden	Executive Vice President and President of Product Innovation and New Businesses

Executive summary

2015 performance results1

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix A to this proxy statement.

2015 performance payouts: Based on Verizon’s financial performance in 2015, the 2015 short-term incentive award was paid at 100% of its targeted level. Based on Verizon’s total shareholder return and free cash flow over the past three years, the Performance Stock Units granted in connection with the 2013-2015 long-term incentive award vested at 62% of the targeted level.

2015 base salary increases: Based on an analysis of market data, the Committee approved base salary increases in 2015 of 9.1% for Mr. Shammo, 5.3% for Mr. Mead, 9.4% for Mr. Stratton, and 9.4% for Ms. Walden. Mr. McAdam did not receive a base salary increase in 2015.

Verizon 2016 Proxy Statement	27

Compensation Discussion and Analysis  |  Executive summary

Best practices in executive compensation and governance

Our commitment to industry-leading practices for compensation design and governance is reflected in the design of our compensation program. The Human Resources Committee regularly reviews best practices in executive compensation and governance and has revised our policies and practices over time. These practices include:

Compensation practice	Verizon policy	More information

Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	P. 34

Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 3x the cash component of the annual Board retainer.	P. 45

Shareholder outreach	Our outreach program gives institutional shareholders the opportunity to provide ongoing input on our executive compensation program and policies.	P. 30

Double trigger change in control	Our Long-Term Incentive Plan (Long-Term Plan) requires both a change in control and an involuntary termination for vesting of awards.	P. 45

Clawback policy	Our clawback policy gives us the right to recapture and cancel incentive payments received by executives who engaged in financial misconduct.	P. 46

Annual compensation risk assessment	We perform a risk assessment of our compensation program every year.	P. 11

Independent compensation consultant	An independent compensation consultant reviews and advises the Human Resources Committee on executive compensation. The consultant cannot do any work for the Company while it is engaged by the Committee.	P. 29

Anti-hedging policy	Our anti-hedging policy prohibits Directors, executives and employees who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	P. 46

Single peer group for benchmarking	The same peer group (Related Dow Peers) is used to benchmark executives’ total compensation opportunity and to evaluate long-term performance, which provides consistency and transparency to our shareholders.	P. 30

Annual shareholder say-on-pay	We value our shareholders’ input on our executive compensation program, so our Board seeks an annual non-binding advisory vote from shareholders every year to approve the executive compensation disclosed in our CD&A and compensation tables.	P. 25

Tax gross-ups	We do not provide tax gross-ups to our executive officers.	P. 44

Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units (PSUs) or Restricted Stock Units (RSUs).	P. 40

Employment contracts	None of our named executive officers has an employment contract.	P. 45

Guaranteed benefits	We froze defined benefit pension and supplemental retirement benefits beginning in 2006.	P. 44

28	Verizon 2016 Proxy Statement

Compensation Discussion and Analysis  |  Roles and responsibilities

Roles and responsibilities

Human Resources Committee

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers.

Management

The Committee may consult with the Executive Vice President and Chief Administrative Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Administrative Officer, who reports to the Committee on the actions taken under this delegation.

While the Committee makes an independent determination on all matters related to the compensation of the named executive officers, the Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers.

Independent Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee has retained Pearl Meyer as its compensation consultant (Consultant) based on the firm’s independence and expertise in representing the compensation committees of large corporations. The Consultant advises the Committee on all matters related to the compensation of our named executive officers. This includes providing benchmarking data and helping the Committee interpret this data, as well as helping the Committee interpret data provided by the Company. The Consultant participates in all Committee meetings. The Committee typically holds an executive session with the Consultant at every Committee meeting.

The Committee has adopted a policy that prohibits the Consultant from doing any work for the Company during its engagement. Neither Pearl Meyer nor its affiliates have performed any work for the Company or any Company affiliate since the Committee retained the Consultant in 2006.

The Committee has considered the independence of Pearl Meyer in light of SEC rules and NYSE and Nasdaq listing standards. At the Committee’s request, Pearl Meyer provided a letter addressing its independence, including the following factors:

•	No other services provided to the Company by the Consultant;

•	Fees paid by the Committee as a percentage of the Consultant’s total revenue;

•	Policies or procedures maintained by the Consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the Consultant or the individual consultants involved in the engagement.

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Compensation Discussion and Analysis  |  Roles and responsibilities

The Committee has concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

Shareholder feedback on compensation

Our Board, the Committee and our management team value shareholder perspectives on our executive compensation program. As part of the Committee’s annual review of the program, it considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2015, the compensation of our named executive officers was approved by approximately 93% of votes cast, demonstrating a high level of shareholder support for our compensation program and policies. Management and Directors also engaged with our institutional shareholders in meetings and calls throughout the year. In Verizon’s 2015 fall outreach, management, along with the Committee’s independent compensation consultant, engaged with our institutional shareholders concerning executive compensation. In these sessions, we discussed Verizon’s overall compensation philosophy and program, including the use of relative TSR as a predominant LTI metric, as well as recent SEC compensation disclosure initiatives. Our investors continued to voice support for our overall compensation program, believing it to be well-structured and aligned with performance. Based on this feedback, the results of our 2015 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes there continues to be strong shareholder support for Verizon’s executive compensation program.

Peer group selection and the role of benchmarking

The Committee uses the same peer group to benchmark executive pay opportunities and to evaluate Verizon’s relative stock performance under the Long-Term Plan. This peer group, which we call the Related Dow Peers, includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s five largest industry competitors that are not included in the Dow Jones Industrial Average. This group of companies is appropriate for the dual purpose of benchmarking executive pay opportunities and evaluating relative stock performance under the Long-Term Plan because it is comprised of companies similar to us in market capitalization, net income, revenue and total employees that are included in an established and recognized index, as well as Verizon’s five other largest industry competitors. These companies represent Verizon’s primary competitors for executive talent and investor dollars. Moreover, this peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. For these reasons, the Committee believes that use of the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to understand, evaluate and monitor Verizon’s compensation program.

The Committee evaluates whether the compensation opportunities for executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Incentive Plan (Short-Term Plan) and Long-Term Plan – to the total compensation opportunities for executives in comparable positions at peer companies. The Committee references the 50th percentile of the Related Dow Peers when making this comparison, although a named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility. The Committee believes that the 50th percentile is an appropriate targeted level of total compensation opportunity because of Verizon’s size relative to the Related Dow Peers. The total amount of compensation an executive receives may vary from the targeted opportunity based on Verizon’s actual annual and long-term performance results.

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Compensation Discussion and Analysis  |  Peer group selection and the role of benchmarking

Related Dow Peer information

Verizon uses the Related Dow Peers for purposes of benchmarking pay opportunities and evaluating relative stock performance for the PSU grant under the Long-Term Plan. The following chart shows the companies included in the Related Dow Peers, as constituted on March 6, 2015, the date of the 2015 PSU grant. The chart includes each company’s market capitalization as of December 31, 2015 as reported by Bloomberg, as well as net income attributable to the company, revenue and total number of employees as of each company’s most recent fiscal year-end as reported in SEC filings.

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Compensation Discussion and Analysis  |  Peer group selection and the role of benchmarking

Related Dow Peer information

Company	Market capitalization ($ millions)	Net income attributable to the company ($ millions)	Revenue ($ millions)	Total employees

3M	92,751	4,833	30,274	89,446

American Express	68,454	5,163	34,441	54,800

AT&T	211,690	13,345	146,801	281,450

Boeing	96,873	5,176	96,114	161,400

Caterpillar	39,569	2,102	47,011	105,700

CenturyLink	13,813	878	17,900	43,000

Chevron	169,308	4,587	122,566	61,500

Cisco Systems	137,841	8,981	49,161	71,833

Coca-Cola	186,832	7,351	44,294	123,200

Comcast	138,023	8,163	74,510	153,000

Du Pont (E.I.)	58,369	1,953	25,130	52,000

Exxon Mobil	324,501	16,150	236,810	73,500

General Electric	293,990	(6,126)	115,159	333,000

Goldman Sachs Group	80,264	6,083	39,208	36,800

Home Depot	167,677	7,009	88,519	385,000

IBM	133,507	13,190	81,741	377,757

Intel	162,570	11,420	55,355	107,300

Johnson & Johnson	284,220	15,409	70,074	127,100

JPMorgan Chase	243,065	24,442	101,006	234,598

McDonald’s	108,480	4,529	25,413	420,000

Merck	147,555	4,442	39,498	68,000

Microsoft	443,169	12,193	93,580	118,000

Nike	106,524	3,273	30,601	62,600

Pfizer	199,265	6,960	48,851	97,900

Procter & Gamble	216,041	7,036	76,279	110,000

Sprint Corporation	14,371	(3,345)	34,532	31,000

T-Mobile US	31,923	733	32,053	50,000

Time Warner Cable	52,559	1,844	23,697	56,600

Travelers	34,334	3,439	26,800	30,900

UnitedHealth Group	112,124	5,813	157,107	200,000

United Technologies	85,216	7,608	56,098	197,000

VISA Inc.	170,670	6,328	13,880	11,300

Wal-Mart	196,276	14,694	482,130	2,200,000

Walt Disney	173,716	8,382	52,465	185,000

Verizon	188,063	17,879	131,620	177,700

32	Verizon 2016 Proxy Statement

Compensation Discussion and Analysis  |  Compensation objectives and elements of compensation

Compensation objectives and elements of compensation

Compensation objectives

Verizon’s executive compensation program supports the creation of shareholder value through four key objectives:

Attract and retain high-performing executives with the leadership abilities and experience necessary in an enterprise with our scale, breadth and complexity to develop and execute our business strategies, drive superior results, meet diverse challenges and build long-term shareholder value;

Pay for superior results and sustainable growth by rewarding the achievement of challenging performance goals;

Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and

Manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives and cap maximum payments.

Our compensation program has two features the Committee believes promotes a performance-based culture that links the interest of management and shareholders. First, the compensation program focuses extensively on variable, performance-based compensation, with fixed compensation in the form of base salary constituting only approximately 10% of each executive’s total compensation opportunity. Second, we do not offer guaranteed defined benefit pension or supplemental pension benefits.

In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. To that end, long-term target compensation opportunities are more than double the annual base salary and short-term incentive target compensation opportunities. Moreover, long-term compensation opportunities reward sustained performance and also encourage high-performing executives to remain with Verizon. Specifically, the long-term incentive program features three-year performance cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements, and RSUs subject to time-based vesting requirements.

Elements of compensation

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements and cash and equity-based pay elements when setting total compensation opportunity at competitive levels.

Pay element	Characteristics	Primary objective
Base salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives

Short-term incentive opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve challenging short-term performance targets

Long-term incentive opportunity	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

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Compensation Discussion and Analysis  |  Compensation objectives and elements of compensation

The Committee references the 50th percentile of the Related Dow Peers to benchmark the total compensation opportunity of each named executive officer. While the Committee does not benchmark each individual element of compensation, it does review market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the Related Dow Peers.

Compensation mix

The Committee has determined that a substantial majority of each named executive officer’s total compensation opportunity should be variable and performance-based in order to emphasize a performance-based culture. Accordingly, for 2015, the Committee allocated approximately 10% of each executive’s total compensation opportunity in the form of base salary, 20% in the form of short-term incentive, and 70% in the form of long-term incentive.

The following chart illustrates the approximate allocation of the named executive officers’ 2015 total compensation opportunity between variable, performance-based elements and fixed pay:

The named executive officers are also eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees, as well as certain other benefits that are described under “Other Elements of the Compensation Program” beginning on page 44.

Performance target setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans. Targets are set at the time of the Board’s annual strategy session to ensure that the compensation opportunities of our executives under the incentive plans are aligned with achievement of Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that produce shareholder value.

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;

•	Economic, industry and competitive environments;

•	The achievement level of performance targets in the prior year;

•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;

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Compensation Discussion and Analysis  |  Performance target setting

•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and

•	With regard to the diversity and sustainability metric in the Short-Term Plan, Verizon’s values and long-term commitment to being a responsible member of the communities we serve.

In addition, with regard to target setting for TSR performance, the Committee structured the PSU vesting schedule so that each incremental percentage of achievement between the threshold and maximum performance levels results in a corresponding change in the percent of the award that vests. The Committee established this structure to encourage executives to focus on each individual decision and action as having a direct and clearly evident impact on levels of compensation.

2015 annual base salary

To determine an executive’s base salary, the Committee, with assistance from the Consultant, considers the pay practices of the Related Dow Peers for comparable positions; the executive’s experience, tenure and the scope of the executive’s responsibility; and internal pay equity. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity.

Based on its assessment, the Committee approved base salary increases in 2015 of 9.1% for Mr. Shammo, 5.3% for Mr. Mead, 9.4% for Mr. Stratton, and 9.4% for Ms. Walden. These increases were designed to maintain the market competitiveness of each executive’s total compensation opportunity, taking into account the breadth and scope of each executive’s job responsibilities, and address continuity planning and management development considerations. The Committee determined the adjustments were appropriate for these named executive officers to provide a total compensation opportunity that more closely approximates the 50th percentile for comparable executives within the Related Dow Peers, while maintaining a compensation mix that limits base salary to approximately 10% of the total compensation opportunity. Applying this same methodology, the Committee determined that Mr. McAdam’s base salary should not be adjusted in 2015.

2015 short-term incentive compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary based on the scope of the executive’s responsibilities and on the competitive pay practices of the Related Dow Peers. These award opportunities are established at threshold, target and maximum levels. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 49.

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Compensation Discussion and Analysis  |  2015 short-term incentive compensation

The following table shows the 2015 Short-Term Plan target award opportunity for each of the named executive officers:

2015 Short-Term Plan target award opportunity

Named executive officer	As a percentage of base salary	As a dollar value

Mr. McAdam	250%	$4,000,000

Mr. Shammo	150%	$1,350,000

Mr. Mead	150%	$1,500,000

Mr. Stratton	150%	$1,312,500

Ms. Walden	150%	$1,312,500

The executives’ target award opportunities, expressed as a percentage of their respective base salaries, did not change for 2015. Other than for Mr. McAdam, the dollar value of the target award opportunities increased from 2014 solely as a result of the base salary increases described above. For Mr. McAdam, the dollar value of the 2015 target award opportunity did not change from 2014 because he did not receive a base salary increase in 2015.

Annual performance measures

The extent to which the named executive officers earn short-term incentive awards is based on Verizon’s performance with respect to measures established by the Committee. At the beginning of each year, the Committee reviews and establishes the performance measures for the Short-Term Plan and sets targets that are appropriate to motivate executives to achieve challenging financial and operational performance levels that are consistent with Verizon’s strategic plan.

In the first quarter of 2015, the Committee reviewed and approved the performance measures for the 2015 Short-Term Plan. Consistent with past practice, the Short-Term Plan award opportunities were based primarily on achieving specific goals under three Company-wide financial and operating performance measures: adjusted earnings per share (EPS), total revenue and free cash flow. These measures were selected to reflect Verizon’s strategic goals of encouraging profitable operations, overall growth and efficient use of capital.

36	Verizon 2016 Proxy Statement

Compensation Discussion and Analysis  |  2015 short-term incentive compensation

The 2015 performance measures, along with the weighting ascribed to each, are shown below as a percentage of the total Short-Term Plan award opportunity at target level performance.

The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. The 2015 measures are described in detail below.

50%

Adjusted EPS

Target range: $3.73 to $3.82

The Committee views adjusted EPS as an important indicator of Verizon’s success in delivering shareholder value. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because this measure is broadly used and recognized by investors as a key indicator of ongoing operational performance and profitability. Adjusted EPS excludes non-operational items, including, among other things, impairments and gains and losses from divestitures, business combinations, changes in accounting principles, the net impact of pension and post-retirement benefit costs, extraordinary items and restructurings. Since adjusted EPS is not impacted from period to period by these types of items, the Committee believes it better reflects the relative success of the ongoing business.

25%

Free cash flow

Target range: $14.1 billion to $15.5 billion

The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value because it measures our ability to generate cash from operations and is often used by investors in their equity valuation models. Free cash flow is calculated by subtracting capital expenditures from cash flow from operations. The Committee believes this measure is meaningful because Verizon’s businesses require significant capital investment, and the level of free cash flow reflects how efficiently we are managing capital expenditures. Free cash flow also indicates the amount of cash Verizon has available to return to shareholders in the form of dividends and to reduce its outstanding debt. We consider both of these to be important goals, especially in light of our commitment to returning to the Company’s credit rating profile prior to our acquisition of sole ownership of Verizon Wireless in 2014.

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Compensation Discussion and Analysis  |  2015 short-term incentive compensation

20%

Total revenue

Target range: $132.6 billion to $134.0 billion

The Committee views consolidated total revenue as an important indicator of Verizon’s growth and success in managing capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets.

5%

Diversity and sustainability

Targets: Retain percentage of U.S.-based minority and female employees year-over-year; direct at least 9.4% of our overall supplier spending to minority- and female-owned firms; reduce our carbon intensity by at least 3% compared to the prior year

We are committed to promoting diversity among our employees and to recognizing and encouraging the contribution of diverse business partners to our success. We are also committed to reducing the environmental impact of our operations. Our connected solutions empower industries and institutions to transform the way they work by making them more efficient, and creating smarter systems. We have incorporated many of these solutions in our own business to support our goal of cutting Verizon’s carbon intensity — carbon emissions produced per terabyte of data flowing through our networks — in half by 2020. To reflect these important commitments, the diversity target is measured by the number of U.S.-based minority and female employees across the enterprise compared to the prior year and the levels of Verizon’s spending with minority- and female-owned or operated suppliers. The sustainability target is measured by reduction in the carbon intensity of our operations compared to the prior year.

The achievement of the Short-Term Plan award opportunity with respect to each performance measure varies depending on the Committee’s assessment of Verizon’s performance with respect to that measure.

38	Verizon 2016 Proxy Statement

Compensation Discussion and Analysis  |  2015 short-term incentive compensation

No awards are paid under the Short-Term Plan if Verizon’s return on equity (ROE) for the plan year, based on adjusted net income, does not exceed 8%, even if some or all of the other performance measures are achieved. The Short-Term Plan provides for performance measures to be determined on an adjusted basis to mitigate the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other non-operational items.

2015 Short-Term Plan award. After considering the level of performance with respect to each performance measure, and based on an assessment of the level of achievement of each goal individually and collectively, the Committee determines the final Short-Term Plan award as a percentage of the target level for all executives. For 2015, this payout percentage was determined to be 100% of the target level. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2015 Short-Term Plan award ($)

Mr. McAdam	4,000,000

Mr. Shammo	1,350,000

Mr. Mead	1,500,000

Mr. Stratton	1,312,500

Ms. Walden	1,312,500

Verizon 2016 Proxy Statement	39

Compensation Discussion and Analysis  |  Long-term incentive compensation

Long-term incentive compensation

The Verizon Long-Term Plan is intended to align executives’ and shareholders’ interests and reward participants for creating long-term shareholder value. The Committee believes it is important to establish a multi-year performance cycle under the Long-Term Plan in order to meaningfully evaluate the performance of long-term strategies and the effect on value created for shareholders. Based on this consideration, the Committee determined that a three-year performance cycle is appropriate for the Long-Term Plan awards.

Consistent with past practice, Long-Term Plan awards are made in PSUs and RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee generally establishes an executive’s Long-Term Plan award opportunity as a percentage of base salary and determines the number of PSUs and RSUs to be awarded based on the stock price on the grant date. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. Dividend equivalents are paid only to the extent that PSUs and RSUs are actually earned.

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, with the ultimate value of each PSU based on the closing price of Verizon’s common stock on the last trading day of the final year of the performance cycle. Because the value of PSUs is linked to our stock price, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs vest and are paid based on the executive remaining employed with Verizon through the end of the three-year award cycle, which provides a retention incentive as well as a performance link as the value of the award depends on Verizon’s stock price.

Consistent with the four prior award cycles, the 2015 PSUs are payable in cash and the 2015 RSUs are payable in Verizon shares. The Committee believes this mix creates an appropriate balance between the potential shareholder dilution from paying awards in shares and cash flow considerations. In addition, paying the 2015 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

2015 Long-Term Plan award opportunities

The Long-Term Plan award is intended to encourage retention among our highly-qualified executive team and drive executives to deliver superior TSR performance and create free cash flow. To that end, consistent with past practice, each of the named executive officers received 60% of their 2015 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs. Two-thirds of the PSUs are eligible

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Compensation Discussion and Analysis  |  Long-term incentive compensation

to vest based on Verizon’s relative total shareholder return (TSR), and one-third is eligible to vest based on Verizon’s cumulative free cash flow.

In selecting the performance measures for the Long-Term Plan award, the Committee views Verizon’s TSR as compared to the TSR of the companies in the Related Dow Peers as a critical indicator of our success as it measures our ability to attract investor dollars and to return value to our shareholders. The Committee also views free cash flow as an important indicator of our success as it measures our ability to generate cash from operations that may be reinvested in our business, used to make acquisitions or returned to shareholders in the form of dividends or through share repurchases.

The Committee generally establishes each executive’s Long-Term Plan target award opportunity as a percentage of base salary. The 2015 target award opportunities for each of the named executive officers are shown in the table below. For the named executive officers other than Mr. McAdam, the dollar amount of the target award opportunities increased from 2014 solely as a result of the base salary increases described on page 35; the executives’ target award opportunities, expressed as a percentage of their respective base salaries, did not change. For Mr. McAdam, the 2015 target award opportunity did not change from 2014 because he did not receive a base salary increase in 2015.

The Committee sets the award levels to provide a total compensation opportunity that approximates the 50th percentile for comparable executives within the Related Dow Peers, while maintaining a compensation mix with each executive’s target annual Long-Term Plan award opportunity representing approximately 70% of that executive’s compensation opportunity. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of shares using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the 2015 Long-Term Plan awards granted to the named executive officers.

2015 Long-Term Plan target award opportunity

Named Executive Officer	As a percentage of base salary	As a dollar value

Mr. McAdam	750%	$12,000,000

Mr. Shammo	525%	$4,725,000

Mr. Mead	525%	$5,250,000

Mr. Stratton	525%	$4,593,750

Ms. Walden	500%	$4,375,000

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Compensation Discussion and Analysis  |  Long-term incentive compensation

Terms of 2015 PSU awards

Total Shareholder Return metric. Two-thirds of the PSUs will vest based on relative TSR performance (TSR PSUs). The accompanying chart shows the percentage of the TSR PSUs awarded for the 2015-2017 performance cycle that will vest based on Verizon’s relative TSR position compared with the companies in the Related Dow Peers as constituted on the date the award was granted. Verizon’s TSR during the performance cycle must rank at least 15th — the 59th percentile — among the Related Dow Peers for 100% of the target number of TSR PSUs to vest, meaning Verizon must achieve above median TSR PSU performance for target vesting. The maximum number of TSR PSUs (200% of target) will vest only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers — the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 25th — approximately the 29th percentile — of the companies in the Related Dow Peers, none of the TSR PSUs will vest.

Free Cash Flow metric. One-third of the PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2015-2017 performance cycle that will vest is based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels set by the Committee at the beginning of the performance cycle. FCF is calculated by subtracting capital expenditures from cash flow from operations, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative FCF target for the 2015-2017 performance cycle was set at a level that the Committee believes may be challenging in light of the business environment, but attainable. The number of FCF PSUs that will vest ranges from 0% if actual performance is below the threshold level to 200% if actual performance is at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between identified performance levels will be determined by linear interpolation between vesting percentage levels.

TSR PSU vesting by performance level

Verizon’s TSR rank among Related Dow Peers	Percent of TSR PSUs that vest
1st	200%
2nd	200%
3rd	200%
4th	200%
5th	172%
6th	165%
7th	158%
8th	151%
9th	144%
10th	137%
11th	130%
12th	123%
13th	116%
14th	109%
15th	102%
16th	95%
17th	88%
18th (median)	81%
19th	74%
20th	67%
21st	60%
22nd	53%
23rd	46%
24th	39%
25th	32%
26th	0%
27th	0%
28th	0%
29th	0%
30th	0%
31st	0%
32nd	0%
33rd	0%
34th	0%
35th	0%

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Compensation Discussion and Analysis  |  Long-term incentive compensation

2013 PSU awards earned in 2015

With respect to the PSUs awarded in 2013, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of the two performance metrics over the three-year performance cycle:

2013 TSR PSUs. Two-thirds of the PSUs awarded were eligible to vest based on Verizon’s TSR ranking for the 2013-2015 performance cycle relative to the Related Dow Peers as constituted on the date the award was granted. The percentage of TSR PSUs awarded for the 2013-2015 performance cycle that would vest at each different level of Verizon’s relative TSR positioning compared with the companies in the applicable Related Dow Peers was identical to the percentage at each performance level for the 2015-2017 grant shown on the prior page, with the exception that, for the 2015-2017 grant, a company was added to the Related Dow Peers, bringing the total number of companies to 35. This addition was made as a result of T-Mobile US’s acquisition of MetroPCS, which caused T-Mobile US to become a publicly traded company in the United States.

Over the three-year performance cycle ending December 31, 2015, Verizon’s TSR ranked 24th among the Related Dow Peers, resulting in a vesting percentage of 39% for the TSR PSUs.

2013 FCF PSUs. One-third of the PSUs awarded was eligible to vest based on Verizon’s cumulative free cash flow over the 2013-2015 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following shows the percentage of FCF PSUs awarded for the 2013-2015 performance cycle that would vest based on Verizon’s cumulative free cash flow over the 2013-2015 performance cycle at different performance levels:

Verizon’s cumulative free cash flow (in billions)	Percentage of awarded FCF PSUs that vest[1]

Greater than $73.0	200%

$68.0	150%

$64.0	100%

$53.0	50%

Less than $53.0	0%
1 For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2013-2015 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our 2013-2015 financial plan, such as significant transactions, changes in legal or regulatory policy, and other non-operational items. In determining Verizon’s free cash flow over the performance cycle, the Committee made adjustments for the acquisition of sole ownership of Verizon Wireless in February 2014 and the monetization of the Verizon Wireless cell tower portfolio in March 2015, as these transactions were not contemplated when the FCF PSU targets were set. These adjustments are set forth in Appendix A. In accordance with this adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $64.7 billion, which resulted in a vesting percentage of 109%. The adjustments with respect to the acquisition of sole ownership of Verizon Wireless are consistent with the adjustments the Committee made in 2014 to Verizon’s free cash flow for

Verizon 2016 Proxy Statement	43

Compensation Discussion and Analysis  |  Long-term incentive compensation

the 2012-2014 FCF PSUs. The monetization of the Verizon Wireless cell tower portfolio resulted in higher free cash flow than was anticipated at the time the FCF PSU targets were set, so free cash flow was reduced by amounts attributable to that transaction.

2015 PSU payout. As a result of the achievements described above, in the first quarter of 2016 the Committee approved a payment to all participants in the Long-Term Plan, including the named executive officers, of 62% of the PSUs awarded for the 2013-2015 performance cycle, which represents the weighted average of the two vesting percentages described above, plus dividend equivalents credited on those vested PSUs.

The Committee noted that Verizon’s relative TSR performance over the 2013-2015 performance cycle surpassed the performance of only approximately one third of the Related Dow Peers. This resulted in a PSU payout that is significantly less than in recent years, which is consistent with the compensation program’s philosophy of pay-for-performance alignment.

Other elements of the compensation program

Verizon also provides the named executive officers with limited additional benefits as generally described below. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing the executive to attend to confidential business matters while in transit.

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums.

Financial planning. Verizon provides a voluntary company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income.

For additional information on these benefits, see footnote 5 to the Summary Compensation Table on page 48.

Retirement benefits

Ten years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain named executive officers are described in more detail under the section titled “Pension Plans” beginning on page 51.

During 2015, all of Verizon’s named executive officers were eligible to participate in both tax-qualified and nonqualified retirement savings plans. These plans are described in the section titled “Defined Contribution Savings Plans” beginning on page 53.

44	Verizon 2016 Proxy Statement

Compensation Discussion and Analysis  |  Other elements of the compensation program

Severance and change in control benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

Verizon was not a party to any employment agreement with any of the named executive officers in 2015. All senior managers (including all named executive officers except Mr. McAdam) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

Under the Senior Manager Severance Plan, each named executive officer (other than Mr. McAdam) is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, participants must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation.

Consistent with the Committee’s belief that named executive officers should not be entitled to receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if, in the 12 months following a change in control that participant’s employment is terminated without cause, all then-unvested PSUs will fully vest at the target level performance, all then-unvested RSUs will fully vest, and PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other compensation policies

Stock ownership guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.

•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

Verizon 2016 Proxy Statement	45

Compensation Discussion and Analysis  |  Other compensation policies

•	Executives are also prohibited from hedging, short-selling or engaging in any financial activity that would allow them to benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers engaged in any pledging transaction with respect to shares of Verizon’s stock.

Recovery of incentive payments (clawbacks)

The Committee believes it is appropriate for Verizon’s compensation plans and agreements to provide for the termination or repayment of certain incentive awards and payments if an executive engages in certain fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables Verizon to “claw back” and cancel certain incentive payments received by an executive who has engaged in financial misconduct. The Committee reviews this policy from time to time and will refine the current policy to ensure it reflects any changes in applicable law.

Shareholder approval of certain severance arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and accounting considerations

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the company’s compensation committee under a plan approved by the company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including determining when to request shareholder approval of incentive plans and when to award compensation that may not qualify for a tax deduction. Compensation paid to the named executive officers under the Short-Term Plan, as well as the PSUs awarded under the Long-Term Plan, are generally intended to meet the performance-based exception for deductibility under the tax laws. However, these rules impose a number of requirements and are subject to change, sometimes with retroactive effect. There can be no assurance that any compensation will in fact be deductible.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

46	Verizon 2016 Proxy Statement

Compensation Tables

Summary compensation

The following table provides information about the compensation paid to each of our named executive officers in 2013, 2014 and 2015.

Summary compensation table

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock Awards[2] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other Compensation[5] ($) (i)	Total ($) (j)
Lowell McAdam Chairman and Chief Executive Officer	2015	1,661,538	0	12,000,065	0	4,000,000	83,092	598,965	18,343,660
	2014	1,580,769	0	12,000,052	0	3,800,000	75,647	850,041	18,306,509
	2013	1,480,769	0	9,375,077	0	4,125,000	64,886	780,874	15,826,606
Francis Shammo Executive Vice President and Chief Financial Officer	2015	920,192	0	4,725,031	0	1,350,000	41,566	204,052	7,240,841
	2014	815,385	0	4,331,294	0	1,175,625	12,491	163,956	6,498,751
	2013	760,577	0	4,068,783	0	937,750	10,475	163,476	5,941,061
Daniel Mead Executive Vice President and President of Strategic Initiatives	2015	1,028,846	0	5,250,041	0	1,500,000	319,027	230,931	8,328,845
	2014	940,385	0	4,987,527	0	1,353,750	160,485	236,157	7,678,304
	2013	880,769	0	4,725,020	0	1,089,000	199,644	286,634	7,181,067

John Stratton Executive Vice President and President of Operations	2015	894,231	0	4,593,828	0	1,312,500	52,841	203,910	7,057,310
	2014	785,577	0	4,200,028	0	1,140,000	30,023	188,530	6,344,158
	2013	715,385	0	3,806,297	0	877,250	37,128	139,433	5,575,493
Marni Walden Executive Vice President and President of Product Innovation and New Businesses	2015	894,231	0	4,375,074	0	1,312,500	44,907	174,317	6,801,029

1	The amount in this column reflects the annual base salary paid to the named executive officers for the 27 pay periods ending in 2015.

2	The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level:

	Grant Date Fair Value of PSUs			Maximum Value of PSUs
Name	2013($)	2014($)	2015($)	2013($)	2014($)	2015($)
Mr. McAdam	5,625,037	7,200,041	7,200,039	11,250,074	14,400,082	14,400,078
Mr. Shammo	2,441,260	2,598,767	2,835,009	4,882,520	5,197,534	5,670,018
Mr. Mead	2,835,012	2,992,516	3,150,005	5,670,024	5,985,032	6,300,010
Mr. Stratton	2,283,759	2,520,026	2,756,297	4,567,518	5,040,052	5,512,594
Ms. Walden	N/A	N/A	2,625,044	N/A	N/A	5,250,088

3	The amounts in this column for 2015 reflect the 2015 Short-Term Plan award paid to the named executive officers in February 2016 as described beginning on page 35.

Verizon 2016 Proxy Statement	47

Compensation Tables  |  Summary compensation

4	The amount in this column for 2015 for Mr. Mead reflects the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans and the above-market earnings on amounts held in nonqualified deferred compensation plans as follows: $30,718 and $288,309. Messrs. Shammo and Stratton are not eligible for pension benefits, so amounts shown in this column reflect only above-market earnings for these executives. For 2015 there was a reduction in pension value for Mr. McAdam and Ms. Walden of $87,034 and $598 respectively, based on the applicable calculation formula. In accordance with SEC rules, because the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit plans was a negative number for 2015, the amounts shown in this column for 2015 for Mr. McAdam and Ms. Walden reflect only above-market earnings. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

5	The following table provides the detail for 2015 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Other[d] ($)	All Other Compensation Total ($)
Mr. McAdam	125,637	9,816	19,188	390,512	36,351	17,461	598,965
Mr. Shammo	0	0	14,745	134,902	44,405	10,000	204,052
Mr. Mead	0	0	19,188	152,074	49,669	10,000	230,931
Mr. Stratton	0	0	19,188	126,007	39,836	18,879	203,910
Ms. Walden	0	0	19,188	111,829	33,300	10,000	174,317
a	The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2015 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b	The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2015 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2015 driver hours for personal use multiplied by the driver’s hourly rate).

c	Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers, the executive life insurance policy provides a death benefit equal to two times or five times the sum of the executive’s base salary plus his or her short-term incentive opportunity at 67% of target level if the executive dies before a designated date. Messrs. McAdam, Shammo, Mead and Stratton have elected two times; Ms. Walden elected five times. For all named executive officers, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation.

d	This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) for Mr. McAdam, reimbursement of a portion of out-of-pocket fees for a routine preventative medical examination and home security; and (ii) for Messrs. Shammo, Mead and Ms. Walden, financial planning services; and (iii) for Mr. Stratton, financial planning services and personal travel. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. The aggregate incremental cost of personal travel for Mr. Stratton is equal to the direct expense related to his spouse’s attendance at a business event at the request of the Company. These expenses include lodging, ground transportation, meals and other travel-related items.

48	Verizon 2016 Proxy Statement

Compensation Tables  |  Plan-based awards

Plan-based awards

The following table provides information about the 2015 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of plan-based awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Mr. McAdam	STP	—	2,000,000	4,000,000	6,000,000
	PSU	3/6/2015				47,712	149,100	298,200				7,200,039
	RSU	3/6/2015							99,400			4,800,026

Mr. Shammo	STP	—	675,000	1,350,000	2,025,000
	PSU	3/6/2015				18,787	58,708	117,416				2,835,009
	RSU	3/6/2015							39,139			1,890,022

Mr. Mead	STP	—	750,000	1,500,000	2,250,000
	PSU	3/6/2015				20,874	65,231	130,462				3,150,005
	RSU	3/6/2015							43,488			2,100,036

Mr. Stratton	STP	—	656,250	1,312,500	1,968,750
	PSU	3/6/2015				18,265	57,078	114,156				2,756,297
	RSU	3/6/2015							38,052			1,837,531

Ms. Walden	STP	—	656,250	1,312,500	1,968,750
	PSU	3/6/2015				17,395	54,360	108,720				2,625,044
	RSU	3/6/2015							36,240			1,750,030

1	These awards are described in the Compensation Discussion and Analysis beginning on page 35.

2	The actual amount awarded in 2015 was paid in February 2016 and is shown in column (g) of the Summary Compensation Table on page 47.

3	These columns reflect the potential payout range of PSU awards granted in 2015 to our named executive officers in accordance with the Company’s annual long-term incentive award program, as described beginning on page 40. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail beginning on page 42. PSUs and the applicable dividend equivalents are paid only and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.

4	This column reflects the RSU awards granted in 2015 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.

5	This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

Verizon 2016 Proxy Statement	49

Compensation Tables  |  Plan-based awards

Outstanding equity awards at fiscal year-end

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1,2,3] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[1,2,4] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[1,5] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,6] ($) (j)	Grant Date

Mr. McAdam	0	0	0	0	0	101,481	4,690,452	473,579	21,888,821	8/1/2011
						110,142	5,090,763	118,954	5,498,054	3/7/2014
						102,889	4,755,530	165,137	7,632,632	3/6/2015

Mr. Shammo	0	0	0	0	0	39,755	1,837,476	42,935	1,984,456	3/7/2014
						40,513	1,872,511	65,022	3,005,317	3/6/2015

Mr. Mead	0	0	0	0	0	45,778	2,115,859	49,440	2,285,117	3/7/2014
						45,014	2,080,547	72,247	3,339,256	3/6/2015

Mr. Stratton	0	0	0	0	0	38,550	1,781,781	41,634	1,924,323	3/7/2014
						39,388	1,820,513	63,217	2,921,890	3/6/2015

Ms. Walden	0	0	0	0	0	64,082	2,961,870	0	0	12/13/2012
						32,125	1,484,818	34,695	1,603,603	3/7/2014
						37,512	1,733,805	60,207	2,782,768	3/6/2015

1	In 2011, Mr. McAdam received a special equity award in connection with his appointment as CEO, with 70% of the award opportunity in the form of PSUs and 30% in the form of RSUs, which may become payable after the completion of the five-year performance cycle ending July 31, 2016, provided that Mr. McAdam remains continuously employed, subject to the terms of the award agreements. The award will be settled in shares of Verizon common stock, and Mr. McAdam will be required to hold any shares he receives for at least two years following the vesting date unless he dies or becomes disabled.

2	In 2012, Ms. Walden received a special equity award in the form of RSUs, which may become payable after the completion of the four-year period ending December 12, 2016, provided that Ms. Walden remains continuously employed, subject to the terms of the award agreements. The award will be settled in shares of Verizon common stock.

3	The annual 2014 and 2015 RSU awards vest on December 31, 2016 and December 31, 2017, respectively. Mr. McAdam’s 2011 special RSU award vests on July 31, 2016. Ms. Walden’s 2012 special RSU award vests on December 12, 2016. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2015.

4	This column represents the value of the RSU awards listed in column (g) based on a share price of $46.22, the closing price of Verizon’s common stock on December 31, 2015.

5	The annual 2014 and 2015 PSU awards vest on December 31, 2016 and December 31, 2017, respectively. Mr. McAdam’s 2011 special PSU award vests on July 31, 2016, with the number of PSUs that will vest determined based on Verizon’s average annual ROE during the performance cycle in accordance with the terms of the award agreement. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid if and to the extent that the applicable PSU award vests. As required by SEC rules, the number of units in this column represents the 2014 PSU awards at a 72% vesting percentage, the 2015 PSU awards at a 107% vesting percentage, and Mr. McAdam’s 2011 special PSU Award at a 200% vesting percentage, in each case including accrued dividend equivalents through December 31, 2015 that will be paid to the executives if the awards vest at the indicated levels.

6	This column represents the value of the PSU awards listed in column (i) based on a share price of $46.22, the closing price of Verizon’s common stock on December 31, 2015.

50	Verizon 2016 Proxy Statement

Compensation Tables  |  Value realized from stock options and certain stock-based awards

Value realized from stock options and certain stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards for the named executive officers:

•	2013 PSUs that vested on December 31, 2015; and
•	2013 RSUs that vested on December 31, 2015.

Based on the Company’s relative TSR as compared with the Related Dow Peers and its cumulative free cash flow over the performance period, the Committee approved a vesting percentage of 62% of the target number of PSU awards granted for the 2013-2015 performance cycle for all participants, including the named executive officers. The values of the 2013 PSU awards upon vesting for Mr. McAdam, Mr. Shammo, Mr. Mead, Mr. Stratton and Ms. Walden were $3,833,830, $1,663,878, $1,932,246, $1,556,531, and $1,053,040, respectively, and the values of the 2013 RSU awards upon vesting for Mr. McAdam, Mr. Shammo, Mr. Mead, Mr. Stratton and Ms. Walden were $4,122,415, $1,789,134, $2,077,683, $1,673,724 and $1,132,318 respectively.

Option exercises and stock vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1,2] ($)
(a)	(b)	(c)	(d)	(e)
Mr. McAdam	0	0	172,139	7,956,245
Mr. Shammo	0	0	74,708	3,453,012
Mr. Mead	0	0	86,757	4,009,929
Mr. Stratton	0	0	69,889	3,230,255
Ms. Walden	0	0	47,282	2,185,358

1	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2015 in accordance with the terms of the awards. The amounts in this column represent the number of shares acquired on vesting multiplied by $46.22, the closing price of Verizon’s common stock on December 31, 2015.

2	The amounts in this column include $1,603,972 for Mr. Mead that was deferred under the Verizon Executive Deferral Plan in 2016 when the amounts would have otherwise been paid.

Pension plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were also frozen as of December 31, 2006. Each of the named executive officers other than Messrs. Shammo and Stratton is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan. The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Mr. Mead is eligible for benefits under these plans. Mr. McAdam and Ms. Walden are not eligible for benefits under either of these plans because they were employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for

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Compensation Tables  |  Pension plans

unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Mr. Mead is eligible for early retirement benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. Mead’s benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below and he is vested in the benefit.

Until June 30, 2006, eligible participants could earn pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Mead earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless, and Mr. Mead ceased to accrue a pension under those formulas on May 31, 2004. Effective October 23, 2005, Mr. Mead transferred from Verizon Wireless to Verizon, and he started to again earn a pension under the better of (i) the 1.35% highest average pay formula or (ii) the cash balance formula. Mr. Mead’s service with Verizon Wireless from June 1, 2004 through October 22, 2005 was excluded from any pension calculation. As noted above, accruals under the 1.35% highest average pay formula and cash balance formula were frozen effective June 30, 2006.

At the time of Mr. Mead’s transfer from Verizon Wireless to Verizon effective October 23, 2005, the value of his nonqualified benefit was determined as a lump sum, and a nonqualified cash balance account was created under the Verizon Excess Pension Plan using this value as the opening balance as of November 1, 2005. Mr. Mead earned retirement pay credits equal to 7% (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after October 23, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan and Ms. Walden is entitled to a tax-qualified benefit under this plan.

Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for

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unreduced early retirement benefits under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

Ms. Walden has a tax qualified benefit under the Verizon Wireless Retirement Plan that is determined under one formula: for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond).

The following table illustrates the actuarial present value as of December 31, 2015 of pension benefits accumulated by the named executive officers, other than Messrs. Shammo and Stratton who are not eligible for pension benefits.

Pension benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan—Qualified	32		1,060,783	0
	Verizon Wireless Retirement Plan—Nonqualified	10	[2]	1,594,476	0
Mr. Mead	Verizon Management Pension Plan—Qualified	37		1,176,715	0
	Verizon Excess Pension Plan—Nonqualified	10	[2]	3,509,633	0
Ms. Walden	Verizon Wireless Retirement Plan—Qualified	15	[2]	23,118	0

1	The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2015, as included in the Company’s 2015 Annual Report to Shareholders. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan.

2	The years of credited service for each of Messrs. McAdam and Mead and Ms. Walden with respect to the applicable plan is less than the named executive officer’s number of actual years of service with the Company. For Mr. McAdam, the 10 years of credited service represents the period over which he earned a benefit in the nonqualified portion of the Verizon Wireless Pension Plan. For Mr. Mead, the 10 years of credited service represents the period over which he earned a benefit in the Verizon Excess Pension Plan. Ms. Walden does not have a benefit in the nonqualified plan.

Defined contribution savings plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Under the terms of the Savings Plan, participants are generally eligible to defer up to 16% of their eligible pay into the Savings Plan up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings

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Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit, short-term incentive compensation and long-term incentive compensation. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the Deferral Plan. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions. Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees. For 2015, the discretionary contribution was 2.0%. The named executive officers were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. In April 2014, following Verizon’s acquisition of sole ownership of Verizon Wireless, the Verizon Wireless Executive Deferral Plan was merged into the Deferral Plan.

Participants in the Deferral Plan may elect to invest their deferrals in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants under the Savings Plan. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Mr. Mead also has an account balance under the Income Deferral Plan (IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

The named executive officers also have account balances under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

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The following table shows the 2015 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2015.

Nonqualified deferred compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	308,826	390,512	268,955	0	7,779,203
	Verizon Wireless Executive Savings Plan	0	0	100,513	0	2,379,491
Mr. Shammo	Verizon Executive Deferral Plan	108,605	134,902	149,394	0	4,364,409
	Verizon Wireless Executive Savings Plan	0	0	51,427	0	1,401,686
Mr. Mead	Verizon Executive Deferral Plan	424,254	152,074	975,384	0	24,189,869
	Verizon Income Deferral Plan	0	0	13,364	0	316,383
	Verizon Wireless Executive Savings Plan	0	0	67,541	0	1,635,817
Mr. Stratton	Verizon Executive Deferral Plan	498,296	126,007	123,080	237,105	7,659,063
	Verizon Wireless Executive Savings Plan	0	0	140,564	0	3,797,047
Ms. Walden	Verizon Executive Deferral Plan	96,415	111,829	216,787	0	5,938,939
	Verizon Wireless Executive Savings Plan	0	0	555	0	13,148

1	Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. McAdam, $80,826; for Mr. Shammo, $38,067; for Mr. Mead, $44,308; for Mr. Stratton, $213,296; and for Ms. Walden, $36,565.

2	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.

3	Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (h) and (j): for Mr. McAdam, $83,092; for Mr. Shammo, $41,566; for Mr. Mead, $288,309; for Mr. Stratton, $52,841; and for Ms. Walden, $44,907.

4	The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. McAdam, a total of $4,063,022 was reported (2008 to 2015);
•	For Mr. Shammo, a total of $831,582 was reported (2011 to 2015);
•	For Mr. Mead, a total of $2,353,494 was reported (2011 to 2015); and
•	For Mr. Stratton, a total of $1,563,387 was reported (2013 to 2015).

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2015 under Verizon’s compensation plans and agreements.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2015 Short-Term Plan awards and amounts earned under our 2013 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2015 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 35 and are reported in the Summary Compensation Table on page 47. Amounts earned under

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our 2013 Long-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 43 and are reported in the Option Exercises and Stock Vested table on page 51. If a named executive officer’s employment had terminated on December 31, 2015 for any reason other than for cause, the full amount of the 2015 Short-Term Plan award and the full amount of the 2013 Long-Term Plan awards, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Mr. McAdam. As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives will only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. Mr. McAdam did not participate in the financial planning program in 2015 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2015. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until

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the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual payment to pay a portion of the annual premium for the year following the year in which the executive’s termination occurs. Messrs. McAdam and Mead attained plan maturity on December 31, 2014 and December 31, 2013, respectively, and they are not entitled to receive any additional payments from Verizon with respect to this benefit following their termination of employment.

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment been involuntarily terminated without cause or terminated for good reason on the last business day of 2015 or had incurred a qualifying separation under the Senior Manager Severance Plan.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)
Mr. McAdam	0	0	0	0	0
Mr. Shammo	4,500,000	39,152	14,500	10,000	177,862
Mr. Mead	5,000,000	26,068	14,500	10,000	0
Mr. Stratton	4,375,000	26,068	14,500	10,000	195,875
Ms. Walden	4,375,000	41,655	14,500	10,000	17,453

1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.

2	Mr. McAdam did not participate in the financial planning program in 2015 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2015.

3	If Messrs. McAdam or Mead had retired on December 31, 2015, they would not have been entitled to receive additional company contributions with respect to this benefit because Mr. McAdam reached plan maturity on December 31, 2014 and Mr. Mead reached plan maturity on December 31, 2013.

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Messrs. McAdam and Mead attained plan maturity on December 31, 2014 and December 31, 2013, respectively, and they are therefore not eligible to receive any additional payments from Verizon with respect to this benefit upon their termination of employment. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as

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provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2015.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. McAdam
Death	3,200,000	0	0
Disability	0	1,122,018	0
Retirement	0	0	0
Mr. Shammo
Death	3,610,000	0	10,000
Disability	177,862	431,242	10,000
Retirement	177,862	0	10,000
Mr. Mead
Death	2,000,000	0	10,000
Disability	0	1,019,484	10,000
Retirement	0	0	10,000
Mr. Stratton
Death	3,510,000	0	10,000
Disability	195,875	435,210	10,000
Retirement	195,875	0	10,000
Ms. Walden
Death	8,775,000	0	10,000
Disability	401,107	2,129,270	10,000
Retirement[4]	0	0	0

1	In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable from the third-party issuer of the policy. In the event of disability or retirement, the amount, if any, represents the total amount of annual payments to the named executive officer to pay a portion of the annual premium of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program. If Messrs. McAdam or Mead had retired on December 31, 2015, they would not have been entitled to receive additional company contributions with respect to this benefit because Mr. McAdam reached plan maturity on December 31, 2014 and Mr. Mead reached plan maturity on December 31, 2013.

2	Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Messrs. Shammo and Stratton do not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 4.6% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. McAdam, Shammo, Mead, Stratton and Ms. Walden is estimated at $398,997, $431,242, $362,535, $435,210 and $768,726, respectively, and the nonqualified portion of the disability benefit for Messrs. McAdam, Mead and Ms. Walden is estimated at $723,021, $656,949 and $1,360,544, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

3	Mr. McAdam did not participate in the financial planning program in 2015 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2015.

4	Ms. Walden would not have been entitled to receive executive life insurance benefits or financial planning benefits because she had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2015.

Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive

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upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. However, Mr. McAdam’s special PSU and RSU awards granted in 2011 will be forfeited if Mr. McAdam retires prior to July 31, 2016, and Ms. Walden’s special RSU award granted in 2012 will be forfeited if Ms. Walden retires on or before December 12, 2016. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75. As of December 31, 2015, Messrs. McAdam, Shammo, Mead, and Stratton were retirement-eligible under the Long-Term Plan.

The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;

•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or

•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;

•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;

•	Verizon’s CEO is the CEO of the surviving corporation; and

•	The headquarters of the surviving corporation is located in New York, New York.

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Estimated payments. The following table shows the estimated value of the awards that the named executive officers could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2015: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2014 and 2015 (and in addition for Mr. McAdam, his special 2011 PSU and RSU awards, and for Ms. Walden, her special 2012 RSU award) that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2015 and $46.22, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)

Mr. McAdam	0	40,250,595	40,250,595	24,615,755	40,250,595

Mr. Shammo	0	9,274,921	9,274,921	9,274,921	9,274,921

Mr. Mead	0	10,491,016	10,491,016	10,491,016	10,491,016

Mr. Stratton	0	9,005,690	9,005,690	9,005,690	9,005,690

Ms. Walden	0	11,008,449	11,008,449	0	11,008,449

1	Ms. Walden would not have been entitled to receive any amount in respect of her outstanding unvested equity awards upon retirement because she had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2015.

Non-employee director compensation

In 2015, each non-employee Director of Verizon received an annual cash retainer of $100,000. The Chairs of the Corporate Governance and Policy Committee and Finance Committee received an additional annual cash retainer of $15,000, and the Chairs of the Audit Committee and Human Resources Committee, as well as the Lead Director, each received an additional annual cash retainer of $25,000. In 2015, each non-employee Director also received a grant of Verizon share equivalents valued at $150,000 on the grant date. No meeting fees were paid if a non-employee Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each non-employee Director who attended such a meeting held on any other date received a meeting fee of $2,000.

Each non-employee Director who joins our Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date the new Director joins our Board.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan and invested in a hypothetical Verizon stock fund. Amounts in a Director’s deferred compensation account are paid in a lump sum in the year following the year the Director leaves our Board.

Under the Verizon Executive Deferral Plan, non-employee Directors may defer all or part of their annual cash retainer and meeting fees. A non-employee Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services, or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

60	Verizon 2016 Proxy Statement

Compensation Tables  |  Non-employee director compensation

One of our non-employee Directors who served as a director of a predecessor company is a participant in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, Verizon will make one or more charitable contributions in the aggregate amount of $1,000,000, payable in ten annual installments. This program, which is closed to future participants, is financed through the purchase of insurance on the life of each participant. In 2015, the aggregate cost of maintaining and administering this program for the participant was $15,000.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

Director compensation

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation[5] ($) (g)	Total ($) (h)
Shellye Archambeau	112,000	150,000	0	0	2,544	0	264,544
Mark Bertolini	97,667	281,080	0	0	0	0	378,747
Richard Carrión*	123,000	150,000	0	0	8,444	0	281,444
Melanie Healey	106,000	150,000	0	0	0	5,000	261,000
M. Frances Keeth*	154,000	150,000	0	0	0	5,000	309,000
Karl-Ludwig Kley	16,667	163,600	0	0	0	0	180,267
Robert Lane [1]	45,667	150,000	0	0	5,102	0	200,768
Donald Nicolaisen*	135,000	150,000	0	0	0	0	285,000
Clarence Otis, Jr.*	139,000	150,000	0	0	16,164	0	305,164
Rodney Slater	104,000	150,000	0	0	0	0	254,000
Kathryn Tesija	110,000	150,000	0	0	4,364	0	264,364
Gregory Wasson	112,000	150,000	0	0	0	5,000	267,000
Gregory Weaver	35,333	187,160	0	0	0	0	222,493

*	Denotes a chair of a standing committee during 2015.

1	Mr. Lane served as a Director until May 7, 2015 when he did not stand for reelection at the 2015 Annual Meeting of Shareholders.

2	This column includes all fees earned in 2015, whether the fee was paid in 2015 or deferred.

3	For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2015 annual stock award computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalent awards outstanding as of December 31, 2015 for each person who served as a non-employee Director during 2015: Shellye Archambeau, 10,218; Mark Bertolini, 6,053, Richard Carrión, 105,543; Melanie Healey, 18,702; M. Frances Keeth, 48,676; Karl-Ludwig Kley, 3,541; Robert Lane, 60,256; Donald Nicolaisen, 56,572; Clarence Otis, Jr., 55,893; Rodney Slater, 28,686; Kathryn Tesija, 13,930; Gregory Wasson, 13,060; and Gregory Weaver, 4,143.

4	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.

5	This column reflects matching contributions made on the non-employee Directors’ behalf under the Verizon Foundation Matching Gift Program.

Verizon 2016 Proxy Statement	61

Security Ownership of Certain

Beneficial Owners and Management

Principal shareholders

On March 7, 2016, there were approximately 4.08 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc.[1] 40 East 52nd Street New York, New York 10022	258,211,194	6.3%
The Vanguard Group[2] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	239,647,897	5.9%

1	This information is based on a Schedule 13G filed with the SEC on January 27, 2016 by BlackRock Inc., setting forth information as of December 31, 2015. The Schedule 13G states that BlackRock Inc. has sole voting power with respect to 223,897,540 shares, shared voting power with respect to 8,693 shares, sole dispositive power with respect to 258,202,501 shares, and shared dispositive power with respect to 8,693 shares.

2	This information is based on a Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group, setting forth information as of December 31, 2015. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 7,589,185 shares, shared voting power with respect to 408,700 shares, sole dispositive power with respect to 231,603,878 shares, and shared dispositive power with respect to 8,044,019 shares.

62	Verizon 2016 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management   |  Directors and Executive Officers

Directors and Executive Officers

The following table shows the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, and all executive officers and Directors as a group as of January 29, 2016. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days upon the conversion of certain stock units under deferred compensation plans and/or stock-based long-term incentive awards. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total Stock-Based Holdings” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1,2]	Total stock- based holdings[3]

Named Executive Officers

Lowell McAdam*	404,211	1,488,590

Francis Shammo	128,858	412,418

Daniel Mead	26,925	408,255

John Stratton	92,342	394,256

Marni Walden	39,065	363,743

Directors

Shellye Archambeau	—	10,218

Mark Bertolini	—	6,053

Richard Carrión	4,785	106,836

Melanie Healey	—	18,702

M. Frances Keeth	—	48,676

Karl-Ludwig Kley	—	3,541

Robert Lane**	—	—

Donald Nicolaisen	—	56,572

Clarence Otis, Jr.	3,000	58,893

Rodney Slater	—	28,686

Kathryn Tesija	—	13,930

Gregory Wasson	—	13,060

Gregory Weaver	—	4,143

All of the above and other executive officers as a group[4]	867,741	3,977,782

Verizon 2016 Proxy Statement	63

Security Ownership of Certain Beneficial Owners and Management   |  Directors and Executive Officers

*	Mr. McAdam also serves as a Director.

**	Mr. Lane served as a Director until May 7, 2015 when he did not stand for reelection at the 2015 Annual Meeting of Shareholders.

1	In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs granted in 2013 as follows: 88,209 shares for Mr. McAdam; 38,283 shares for Mr. Shammo; 26,674 shares for Mr. Mead; 35,813 shares for Mr. Stratton; and 24,229 shares for Ms. Walden. The “Stock” column also includes shares that may be acquired within 60 days pursuant to the conversion of certain stock units under deferred compensation plans as follows: 3,492 shares for Mr. Carrión. Prior to conversion, the shares underlying the RSUs and deferred compensation units may not be voted or transferred. No shares are pledged as security.

2	Mr. Shammo’s holdings include 923 shares held by his spouse with whom he shares voting and/or investment power. Ms. Walden’s holdings include 14,210 shares held by a trust with which she shares voting and/or investment power.

3	The “Total Stock-Based Holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

4	Does not include shares held by Mr. Lane, who served as a Director until May 7, 2015, or Mr. Mead, who ceased to be an executive officer on December 31, 2015.

Section 16(a) beneficial ownership reporting compliance

SEC rules require us to disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2015.

64	Verizon 2016 Proxy Statement

Shareholder Proposals

Items 4 – 9 on Proxy Card

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Verizon.”

Item 4 on Proxy Card: Renewable Energy Targets

The Portfolio 21 Global Equity Fund, owner of 100,000 shares of Verizon’s common stock, and three co-sponsors propose the following:

Resolved:

Shareholders request Verizon Communications senior management, with oversight from the Board of Directors, set company-wide quantitative targets by September 2016 to increase renewable energy sourcing and/or production

Whereas:

By setting goals to source renewable energy, our company would demonstrate a proactive approach to: reducing exposure to volatile energy prices; enhancing U.S. energy security; creating jobs in the United States; enhancing Verizon’s reputation; achieving its greenhouse gas (GHG) reduction targets; and meeting the global need for cleaner energy.

The rapid growth of the digital economy has given the telecommunications sector the opportunity to drive significant change in the demand and consumption of clean energy. With the continued growth of data usage and the corresponding demand for more energy, there is a stronger emphasis on the need for companies to diversify their energy sources. Although energy efficiency is crucial for reducing emissions, there is a limit to how far operational efficiencies can carry a company relative to the reductions needed to mitigate the impacts of climate change.

The average price paid by all types of end users of electricity nationwide in 2014 was 10.45 cents per kWh according to the U.S. Energy Information Administration. The average price of wind energy installed in 2014 was 2.5 cents per kWh according to Lawrence Berkeley National Laboratory.

Leading companies within the technology, media and telecommunications (TMT) space are increasingly turning to renewable energy to power their operations. Setting strong greenhouse gas reduction targets has also compelled them to invest in renewable energy. Eric Schmidt of Google stated, “Much of corporate America is buying renewable energy in some form or another, not just to be sustainable, because it makes business sense, helping companies diversify their power supply, hedge against fuel risks, and support innovation in an increasingly cost-competitive way.”

We believe renewable energy investment is good for companies and for shareholders. While generating savings, investing in renewable energy enhances a company’s role as a corporate citizen and strengthens its license to operate – a proactive response to reputational risk.

Verizon 2016 Proxy Statement	65

Shareholder Proposals  |  Item 4 on Proxy Card: Renewable Energy Targets

Verizon Communications does not currently have renewable energy targets that demonstrate a proactive approach to reducing exposure to volatile energy prices, reducing reputational risk, and meeting the global need for cleaner energy. By setting new renewable energy commitments, the company can strengthen its climate change strategy.

We are concerned Verizon Communications may be lagging behind other TMT peer companies such as Intel, Microsoft and SAP who have goals to source 100% of their energy needs from renewable sources. Industry peer Sprint will use renewables to meet 10 percent of its energy needs by 2017 and AT&T will expand its on-site renewable capacity to 45MW by 2020. These companies have demonstrated the feasibility of investing in renewable energy to reduce emissions and power their businesses.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

For more than a decade, Verizon has focused on improving our overall energy efficiency to reduce our environmental footprint and the costs of providing our services. Electricity usage is the biggest contributor to the Company’s carbon footprint. That is why we are focused on network and data center energy efficiency, earning LEED and ENERGY STAR certification for our retail stores and engaging our employees through our Green Team initiative to identify additional ways to reduce our environmental footprint. In addition, to date we have invested $137 million in solar and fuel cell energy, generating over 24 megawatts of green energy annually.

We do not believe that setting a specific target for renewable energy investment makes sense within the context of Verizon’s sustainability program. For a number of years, Verizon has been working towards a broader target of reducing our carbon intensity by 50 percent over the 2009 baseline by 2020. We measure our carbon intensity by dividing the amount of carbon emissions we produce by the terabytes of data moved across our network. Measuring carbon intensity allows us to assess how we are becoming more energy efficient even as our business expands.

To reflect Verizon’s commitment to reducing our carbon intensity, the Human Resources Committee of the Board includes a sustainability target related to improving the carbon intensity of our operations as one of the performance measures for employees’ short-term incentive award.

Verizon understands that sustainability matters to our customers, employees and the communities in which we operate, and we are working hard to create solutions that reduce our carbon footprint and also help our customers reduce their energy use and environmental impact. The Board believes that Verizon should remain focused on our broader target of reducing overall carbon intensity and have the flexibility to make investments – in renewable energy, network equipment, intelligent building management or fleet management – that make the most sense for achieving that goal. Because Verizon already has a publicly stated goal to increase the sustainability of our operations based on a carefully considered target that relates specifically to the Company’s operations, the Board believes the proposal is unduly restrictive and not in the best interests of Verizon or our shareholders.

66	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 5 on Proxy Card: Indirect Political Spending Report

Item 5 on Proxy Card: Indirect Political Spending Report

Domini Social Investments, owner of 310,245 shares of Verizon’s common stock, proposes the following:

Indirect Political Spending Report

Resolved, that the shareholders of Verizon Communications (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

Indirect monetary and non-monetary expenditures used for political purposes, i.e., to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections.

The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

This proposal does not encompass payments used for lobbying.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Supporting Statement

As long-term Verizon shareholders, we believe transparency and accountability in corporate political spending is consistent with the best interest of the Company and its shareholders. The Supreme Court said in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Our Company discloses a policy on corporate political spending and its contributions to state-level candidates, parties and committees on its website. We believe this is deficient, however, because Verizon does not disclose the following expenditures made for the political purposes defined above:

•	A list of trade associations to which it belongs and how much it gave to each;
•	Payments to other third-party organizations, including those organized under Internal Revenue Code section 501(c)(4); and
•	Electioneering communication expenditures made by the Company in support or opposition to a candidate for public office. These expenditures were legalized by the Citizens United decision, so long as they are not coordinated with a candidate. Our company’s disclosures do not cover these particularly risky expenditures.

Information on indirect political engagement through trade associations and 501(c)(4) groups cannot be obtained by shareholders unless the Company discloses it. Disclosure of all of Verizon’s indirect political spending would bring our Company in line with leading companies, including Microsoft, CenturyLink and Qualcomm that present this information on their websites. Forty one percent of the S&P 500 (204 companies) currently disclose some level of payments to trade associations, or say they instruct trade associations not to use these payments on election-related activities (CPA-Zicklin Index of Corporate Political Disclosure and Accountability).

Verizon 2016 Proxy Statement	67

Shareholder Proposals  |  Item 5 on Proxy Card: Indirect Political Spending Report

Indirect political spending presents unique risks that are not addressed by Verizon’s current policies. Opacity allows trade associations and other tax exempt entities to use company funds for purposes that may conflict with Verizon’s policies and best interests. Disclosure permits oversight and accountability.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon believes that participation in the political process is critical to our business because legislative and regulatory decisions made at all levels of government – federal, state and local – have a significant impact on our ability to serve our customers and compete in the marketplace. Permitted political contributions, lobbying and memberships in trade associations and other organizations are all important parts of Verizon’s policy engagement.

Verizon has rigorous approval processes for political spending to ensure that expenditures support Verizon’s business priorities and comply with all applicable laws. Corporate political contributions, including cash and in-kind contributions, must be approved in advance by senior managers in the public policy group and the legal department. Similarly, contributions made by Verizon’s Political Action Committees (PACs) must be approved by the leadership of the PACs. The Corporate Governance and Policy Committee of the Board of Directors annually reviews the policies, procedures and expenditures relating to Verizon’s political activities.

Verizon agrees that transparency and accountability with respect to political spending are important. That is why Verizon publishes a semi-annual Political Activity Report on its website. The report explains the general criteria considered when selecting recipients of political contributions and lists all PAC contributions, corporate political contributions and support for ballot initiatives. The report would also include any independent expenditures; however, Verizon does not make independent expenditures in political campaigns and has no immediate plans to do so.

Verizon belongs to trade associations and contributes to other organizations for a variety of reasons, only some of which relate to political purposes. Verizon’s decision to join a trade association is based on the benefits offered by the association, such as monitoring of industry policies and trends, and its support of issues that impact the telecommunications industry and Verizon’s businesses. These associations include, for example, the United States Telecom Association and the Cellular Telephone Industry Association. Verizon similarly contributes to a number of worthy public interest groups and civil rights organizations that engage in advocacy on issues of importance to the communities in which Verizon’s customers and employees live and work. These trade associations and other organizations are consensus driven, and as such Verizon will never agree with all of their political positions. Verizon takes this fact into account when deciding whether its engagement with these groups is in the best interests of Verizon and its shareholders. Disclosure reports like those envisioned by the proposal could be used to create the misleading implication that Verizon agrees with all of the views espoused by these organizations, and to pressure Verizon to end its financial support for them, depriving them of support for work that is aligned with Verizon’s interests.

68	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 5 on Proxy Card: Indirect Political Spending Report

There are important policy discussions taking place in Congress and state legislatures regarding political spending and disclosure. Those issues are best resolved through the political process, where any new disclosure requirements could be crafted to apply equally to all participants in the political process. If Verizon were to agree to the proposal and unilaterally disclose these payments, it would be placing itself at a competitive disadvantage compared to its competitors and other organizations that oppose its policy goals.

In light of Verizon’s robust governance and disclosure practices concerning political spending, the Board believes this proposal’s requested additional disclosure would add little or no value to shareholders, and would undermine and complicate the Company’s advocacy efforts.

Item 6 on Proxy Card: Lobbying Activities Report

Boston Common Asset Management, LLC, owner of 17,135 shares of Verizon’s common stock, propose the following:

Whereas, we believe in full disclosure of Verizon Communication Inc.’s (Verizon) direct and indirect lobbying activities and expenditures to assess whether Verizon’s lobbying is consistent with Verizon’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Verizon request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Verizon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Verizon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Verizon’s website.

Verizon 2016 Proxy Statement	69

Shareholder Proposals  |  Item 6 on Proxy Card: Lobbying Activities Report

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Verizon spent $27 million in 2013 and 2014 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where Verizon also lobbies but disclosure is uneven or absent. For example, Verizon spent $2,031,935 on lobbying in California in 2013 and 2014.

Verizon is a member of the Chamber of Commerce, which has spent over $1 billion on lobbying since 1998. Verizon does not disclose its payments to trade associations or the amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Verizon’s long-term interests. For example, Verizon has a sustainability program to reduce its greenhouse gas emissions, yet the Chamber is aggressively attacking the EPA on its new Clean Power Plan to address climate change (“Move to Fight Obama’s Climate Plan Started Early,”New York Times, Aug. 3, 2015).

And Verizon does not disclose membership in tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC). Verizon’s ALEC membership has drawn press scrutiny (“T-Mobile Ditches ALEC,” The Hill, Apr. 8, 2015). More than 100 companies, including General Electric, Google, Sprint, T-Mobile and Visa, have publicly left ALEC.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon engages in advocacy at the federal, state and local levels in order to educate government officials, regulators and the public about Verizon’s position on public policy issues that impact our business, customers, employees and the communities we serve. Given the highly regulated and competitive nature of the communications industry, it is critical that Verizon advocates for policies that will enable the Company to compete fairly in the marketplace and provide customers with the services they want.

Verizon fully complies with the disclosure obligations imposed by the federal, state and local laws relating to its lobbying activities. At the federal level, Verizon files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, the entities it lobbied and the subject matters upon which it lobbied. Any lobbying firms hired by Verizon file similar reports. In addition, Verizon and each of its in-house and external lobbyists file reports disclosing political contributions and honorary payments. The federal lobbying disclosure reports are publicly available and can be found on the following website: http://lobbyingdisclosure.house.gov/. Verizon also files all lobbying reports required by state law, which in some cases has even broader disclosure requirements than federal law.

Verizon participates in a number of trade associations, which not only provide valuable industry and market expertise, but also advocate positions on behalf of their members. At times,

70	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 6 on Proxy Card: Lobbying Activities Report

Verizon’s views on issues may differ from those advanced by one or more of these associations because not all members of an association will come to agreement on every issue. Verizon takes these differences under consideration when determining whether membership in a trade association is, on balance, in the best interests of Verizon and its shareholders. Disclosure of the information contemplated in the proposal could be used to unfairly suggest that Verizon supports every position taken by an organization to which it provides financial support, and to pressure Verizon to end its membership in those organizations. This would deprive Verizon of a valuable advocacy tool. In addition, many trade associations are registered under the Lobbying Disclosure Act and file their own lobbying reports. These reports disclose the trade association’s lobbying activities and identify members who contribute more than $5,000 per quarter to the association and actively participate in the planning, supervision, or control of the association’s lobbying activities.

Verizon is committed to the highest ethical standards when engaging in any political activities. Verizon’s lobbying activities are subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. The Code of Conduct requires that all lobbying activities on behalf of Verizon be authorized by public policy or legal personnel. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Because Verizon is already subject to extensive reporting requirements regarding its lobbying activities and has strong internal controls to ensure that any lobbying activity is conducted in accordance with the law and in furtherance of the Company’s and its shareholders’ interests, the Board does not believe that the additional requested disclosure would be valuable to shareholders.

Item 7 on Proxy Card: Independent Chair Policy

Kenneth Steiner, owner of no less than 500 shares of Verizon’s common stock, proposes the following:

Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions, “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Shareholders of our company previously gave an impressive 47% vote of support for this topic.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

Verizon 2016 Proxy Statement	71

Shareholder Proposals  |  Item 7 on Proxy Card: Independent Chair Policy

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that position.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 7

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board of Directors fundamentally disagrees with the proposal’s rigid and prescriptive approach to the important issue of Board leadership. The Board believes that the decision to separate or combine the roles of Chairman and Chief Executive Officer should be based on the unique circumstances and challenges confronting Verizon at any given time, as well as the individual skills and experience that may be required in an effective Chairman at that time. As a result, the Board regularly reviews and assesses the effectiveness of its leadership structure.

Given today’s highly competitive telecommunications landscape, the Board believes that the present structure, in which our CEO serves as Chairman and shares governance responsibilities with an independent Lead Director, facilitates the development of Verizon’s business strategy and creation of shareholder value, while ensuring forthright communication, effective independent oversight of management’s performance and accountability to shareholders.

Verizon has been, and continues to be, a strong advocate of Board independence and has adopted policies to ensure that the independent members of the Board are fully involved in the operations of the Board and its decision making. All Directors have the opportunity to review Board agendas and request changes in advance of meetings. They also have unrestricted access to management. The

72	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 7 on Proxy Card: Independent Chair Policy

independent Directors annually elect the Lead Director who provides independent leadership. The Lead Director acts as liaison with the Chairman, approves Board agendas, materials and schedules and has the authority to call executive sessions of the Board. The Lead Director also chairs executive sessions of the Board, including the session evaluating the performance and compensation of the Chief Executive Officer and the Board’s annual self-evaluation session. The independent Directors typically meet in executive session at each Board meeting.

The proponent states that a board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO. The Board disagrees. Given the robust corporate governance practices it has put in place to ensure full involvement of all Directors and facilitate communications and independent oversight, the Board believes that shareholders are best served by allowing it to retain the flexibility to determine which Director is most qualified to lead the Board. The Board understands that leadership structures evolve and that having an independent Chairman could, at some future time, be in shareholders’ best interest. However, the Board believes that eliminating its flexibility to do what is in the best interests of shareholders based on the facts and circumstances presented at a particular point in time is unnecessarily rigid and unwise.

For all of the above reasons, the Board of Directors strongly recommends that you vote against this proposal.

Item 8 on Proxy Card: Severance Approval Policy

Jack K. & Ilene Cohen, owners of 765.49 shares of Verizon’s common stock, propose the following:

Shareholder Ratification of Executive Severance Packages

RESOLVED: Verizon shareholders urge the Board to seek shareholder approval of any senior executive officer’s new or renewed compensation package that provides for severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Such payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans. Such payments do not include life insurance, pension benefits, or other deferred compensation that is earned and vested prior to termination.

“Total value” of these payments includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits that are not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Verizon 2016 Proxy Statement	73

Shareholder Proposals  |  Item 8 on Proxy Card: Severance Approval Policy

SUPPORTING STATEMENT

While we support generous performance-based pay, we believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus is prudent and better aligns compensation with shareholder interests.

According to the 2015 Proxy (table, page 61), if CEO Lowell McAdam is terminated without cause, whether or not there is a change in control, he could receive an estimated $37.2 million in termination payments, more than 6.6 times his 2014 base salary plus target bonus. He would likewise receive $37.2 million for termination due to disability or death.

Similarly, CFO Francis Shammo and EVP Daniel Mead would receive an estimated $12.8 and $14.8 million, respectively, for any involuntary termination without cause following a change in control – more than six (6) times their 2014 base salary plus target bonus (2015 Proxy, pages 57, 61).

These termination payments are in addition to compensation earned prior to termination that pay millions more, including pension and nonqualified deferred compensation plans, and executive life insurance.

The majority of termination payments disclosed in the Proxy result from the accelerated vesting of outstanding Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

If a senior executive terminates after a “change in control,” all outstanding PSUs immediately “vest at target level performance” (pages 45, 60). Had the executive not terminated, the PSUs would not vest until the end of the performance period (up to 3 years later) – and could have been worthless if performance or tenure conditions were not satisfied.

This practice effectively waives performance conditions that justify Verizon’s annual grants of “performance-based” restricted stock, in our view.

We believe Verizon’s severance approval policy should be updated to include the total cost of termination payments, including the estimated value of accelerated vesting of RSUs and PSUs that otherwise would not have been earned or vested until after the executive’s termination.

Please VOTE FOR this proposal.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon has a long-standing policy requiring its shareholders to ratify new agreements with executive officers that provide for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary and target short-term incentive opportunity. In the Board’s view, the proposal, which would expand the current policy to include the estimated value of outstanding equity awards for purposes of the 2.99 severance benefit calculation, is not in the best interests of Verizon or our shareholders for the following reasons.

74	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 8 on Proxy Card: Severance Approval Policy

There is no accelerated vesting of PSUs on a termination outside a change in control context. Under Verizon’s executive compensation program, equity awards are earned and paid in accordance with our 2009 Long-Term Incentive Plan, which was approved by over 88% of our shareholders in 2013. Except in the event of a termination within the 12 months following a change in control, Verizon does not waive any performance conditions with respect to outstanding equity awards. The payout of an executive’s PSU award can be zero. There is no guarantee of any amount, and any payout is determined after the end of the applicable award cycle. In no case does an equity award pay out before its regularly scheduled payment date.

The proposed policy would increase risk for shareholders on a change in control. The Board believes that it is in the best interest of shareholders to promote stability and focus when Verizon is working towards consummating a strategic transaction. For this reason, under our shareholder-approved Long-Term Incentive Plan, all outstanding equity awards are subject to double-trigger change in control provisions that is, the awards only vest following a change in control if the executive’s employment is also involuntarily terminated. The proposal directly conflicts with the Plan provisions and could create a conflict of interest for executives who may be hesitant to support a transaction that is in the best interest of our shareholders where a substantial amount of their compensation could be lost.

The proposed policy could be harmful in several other respects. Verizon’s compensation program focuses on performance-based pay, with long-term equity incentives making up approximately 70% of an executive’s total compensation opportunity. The Board disagrees that amounts payable under outstanding equity awards should be characterized as severance. Implementing this proposal could, as a practical matter, place Verizon at a competitive disadvantage in attracting and retaining highly qualified executives because a substantial majority of large public companies provide for accelerated vesting of equity in the change in control context. Consistent with Verizon’s overall pay-for-performance philosophy and desire to ensure that executives’ and shareholders’ interests are aligned, the Board believes it is important to continue to implement a program under which the substantial majority of an executive’s annual compensation opportunity is variable, performance-based pay.

For all of these reasons, the Board firmly believes that the proposal is not in the best interests of Verizon and its shareholders.

Item 9 on Proxy Card: Stock Retention Policy

International Brotherhood of Electrical Workers Pension Benefit Fund, owner of 111,656 shares of Verizon’s common stock, proposes the following:

RESOLVED: Shareholders of Verizon communications Inc. (the “Company) urge the Compensation Committee of the Board of Directors (the committee) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been

Verizon 2016 Proxy Statement	75

Shareholder Proposals  |  Item 9 on Proxy Card: Stock Retention Policy

established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold a number of shares equal to seven times his current annual salary or approximately 246,170 shares based on current trading prices. In comparison, the CEO currently owns 1,387,698 shares. Our Company granted the CEO 101,803 restricted shares in addition to performance-based shares with a maximum grant of 305,410 in fiscal year 2014. In other words, the equivalent of one year’s equity awards may exceed the Company’s long-term share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-Board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

While the Board agrees that Verizon’s executives should own a significant amount of Company stock to align their interests with those of our shareholders, the Board believes that the proposal is unnecessary because Verizon’s executive compensation program and policies already accomplish this goal. In addition, as described further below, the Board believes the proposed policy could be harmful in several respects and is therefore not in the best interests of Verizon or our shareholders.

Verizon has robust stock ownership guidelines. Under Verizon’s Corporate Governance Guidelines, the CEO must maintain share ownership equal to at least seven times his base salary and the other named executive officers must maintain share ownership equal to at least four times their base salaries.

76	Verizon 2016 Proxy Statement

Shareholder Proposals  |  Item 9 on Proxy Card: Stock Retention Policy

The CEO’s actual stock ownership far exceeds his ownership requirement. As of December 31, 2015, Verizon’s CEO held stock equal to in excess of 11 times his base salary.

The compensation program is designed to ensure executives have significant exposure to the value of Verizon’s stock throughout their employment. Approximately 70% of a senior executive’s targeted annual compensation opportunity is in the form of long-term incentive awards, which, if they vest, are not payable until three years following the grant date. As a result, at any given time, a senior executive has three years of unvested equity-based awards, the value of which is partially or wholly dependent on the price of Verizon stock and the dividends on that stock. These unvested incentive awards are not considered when determining whether an executive has met the required stock ownership requirements.

Verizon has a strict anti-hedging policy. Verizon’s anti-hedging policy prohibits executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.

The proposed policy could be harmful in several respects. While the Board believes it is essential that our executives have a meaningful equity stake in the Company, the Board also believes that executives should not be restricted from responsibly managing their personal financial affairs and diversifying their investment portfolios over the course of their careers. This is already made more challenging for executives by an internal policy that restricts their trading in Verizon stock to certain limited window periods during the year, and even then, only when they are not in possession of nonpublic information. Adoption of the proposed policy could cause executives’ decision making to become unnecessarily conservative, especially as they near retirement. The policy could also put Verizon at a competitive disadvantage in attracting and retaining highly qualified executives, given that, not surprisingly, the vast majority of large public companies do not require senior executives to retain such a significant share ownership for such an extended period of time.

For all of these reasons, the Board strongly recommends that you vote against this proposal.

Verizon 2016 Proxy Statement	77

Additional Information About the

Annual Meeting

Meeting details Date and location Thursday, May 5, 2016 8:30 a.m., local time Hotel Albuquerque at Old Town 800 Rio Grande Boulevard, NW Albuquerque, New Mexico 87104
Admission Only Verizon shareholders may attend the meeting. You will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted.

Hotel Albuquerque at Old Town is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 15, 2016.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to record or photograph the meeting.

This proxy statement and the Annual Report to Shareholders are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

•  If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the Annual Meeting, please vote your proxy ahead of time but retain the admission ticket and bring it with you to the meeting.

•  If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 7, 2016, the record date for the meeting.

78	Verizon 2016 Proxy Statement

Additional Information about the Annual Meeting  |  Voting procedures and results

Voting procedures and results

Who may vote?

Shareholders of record as of the close of business on March 7, 2016, the record date, may vote at the meeting. As of March 7, 2016, there were approximately 4.08 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered Shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the Annual Meeting, please retain the admission ticket attached to the proxy card.

In person You may also vote in person at the meeting as long as your shares are not held through the Verizon savings plan and you follow any applicable instructions.

Verizon Savings Plan shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the annual meeting, but you cannot vote your savings plan shares in person. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 2, 2016.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting.

Verizon 2016 Proxy Statement	79

Additional Information about the Annual Meeting  |  Voting procedures and results

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 7, 2016 and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, and in favor of the advisory vote to approve executive compensation. Unless instructed otherwise, the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. You may designate a proxy other than the proxy committee by striking out the name(s) of the proxy committee and inserting the name(s) of your chosen representative(s). The representative(s) you designate must present the signed proxy card at the meeting in order for your shares to be voted.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Corporate Secretary at the address given under “Contacting Verizon.” You can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 2, 2016.

Street name shares. If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. The affirmative vote of a majority of the votes cast is required to approve each of the other management proposals and the shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

80	Verizon 2016 Proxy Statement

Additional Information about the Annual Meeting  |  Voting procedures and results

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker non-votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 11, 2016. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors/ promptly after the meeting.

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy Materials

May I receive my materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up when you vote online at www.envisionreports.com/vz.

•	If you have enrolled in Computershare’s Investor Centre, you may sign up on www.computershare.com/verizon by clicking on “My Profile” and then “Communication Preference.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare by one of the methods described under “Contacting Verizon.”

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we have adopted a procedure called “householding” that was approved by the SEC. This means that we send only one copy of the Annual Report to Shareholders and proxy statement to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside there, unless shareholders tell us that they wish to continue to receive individual copies.

Verizon 2016 Proxy Statement	81

Additional Information about the Annual Meeting  |  Proxy Materials

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;

•	You are a registered shareholder and also hold shares through a bank, broker or other institution;

•	You hold shares through more than one bank, broker or other institution; or

•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Who is Verizon’s proxy solicitor?

Georgeson Inc. is helping us distribute proxy materials and solicit votes for a base fee of $20,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

Shareholder proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2017 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 21, 2016. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

82	Verizon 2016 Proxy Statement

Additional Information about the Annual Meeting  |  Shareholder proposals

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, shareholders can include their own nominee for Director in our proxy materials, along with the Board-nominated candidates. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between 150 and 120 days before the anniversary of the date that Verizon issued its proxy statement for the previous year’s annual meeting; and

•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2017 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 6, 2017, and February 6, 2017;

•	Include his or her name, record address and Verizon share ownership;

•	Include specific information about the shareholder proponent, any beneficial owner, and any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and

•	Update this information as of the record date and after any subsequent change.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear personally at the annual meeting to present his or her proposal?

A shareholder proponent or his or her qualified representative must attend the meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting Verizon” at least 48 hours prior to the meeting.

Verizon 2016 Proxy Statement	83

Contacting Verizon

How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

How to contact Verizon’s transfer agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail: Verizon Communications Shareowner Services c/o Computershare P.O. Box 43078 Providence, Rhode Island 02940-3078	By telephone: 1-800-631-2355 (U.S.) 1-866-725-6576 (International) Online: www.computershare.com/verizon

84	Verizon 2016 Proxy Statement

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 21, 2016

Verizon 2016 Proxy Statement	85

Appendix A

Appendix A

Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation	Dollars in billions
Year Ended December 31,	2015
Reported Net Income Attributable to Verizon	$17.9

Severance, Pension and Benefit Charges	(1.4)
Gain on Spectrum License Transactions	(0.2)

Adjusted Net Income Attributable to Verizon	$16.3

Controlling Interest Income due to Wireless Transaction	(8.2)
Wireless Transaction Costs	1.7

Adjusted Net Income excluding Wireless Transaction Impact	$9.8

Note: Adjusted Net Income Attributable to Verizon excluding Wireless Transaction Impact includes adjustments for net income attributable to non-controlling interest and interest expense as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless (Wireless Transaction).

Adjusted EPS Reconciliation
Years Ended December 31,	2014	2015
Reported EPS	$2.42	$4.37

Severance, Pension and Benefit Charges (Credits)	1.17	(0.34)
Gain on Spectrum License Transactions	(0.11)	(0.04)
Wireless Transaction Costs	0.07	—
Early Debt Redemption and Other Costs	0.28	—
Gain on Sale of Omnitel Interest	(0.47)	—

Adjusted EPS	$3.35	$3.99

Note: EPS may not add due to rounding.

Free Cash Flow Reconciliation	Dollars in billions
Year Ended December 31,	2013	2014	2015
Net Cash Provided by Operating Activities	$38.8	$30.6	$38.9

Less: Capital Expenditures (including capitalized software)	16.6	17.2	17.7

Free Cash Flow	$22.2	$13.4	$21.2
Add: Cash impact of Wireless Transaction	—	4.6	5.7
Less: Proceeds from monetization of tower assets	—	—	2.4

Adjusted Free Cash Flow	$22.2	$18.0	$24.5

Note: Cumulative Adjusted Free Cash Flow represents the sum of the three years presented.

86	Verizon 2016 Proxy Statement

We are Verizon.

We have work because our customers value our high- quality communications services. We focus outward on the customer, not inward. We know teamwork enables us to serve our customers better and faster.	We believe integrity is at the core of who we are. We know that bigness is not our strength, best is our strength. Everything we do is built on the strong foundation of our corporate values.

Delivering the
promise of the
digital world.

To learn more about our Company, scan these QR codes with your mobile device:
Annual meeting voting	Annual meeting website	Annual report	Investor relations	Corporate responsibility

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verizon✓

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote online

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Shellye L. Archambeau	☐	☐	☐	02 - Mark T. Bertolini	☐	☐	☐	03 - Richard L. Carrión	☐	☐	☐
04 - Melanie L. Healey	☐	☐	☐	05 - M. Frances Keeth	☐	☐	☐	06 - Karl-Ludwig Kley	☐	☐	☐
07 - Lowell C. McAdam	☐	☐	☐	08 - Donald T. Nicolaisen	☐	☐	☐	09 - Clarence Otis, Jr.	☐	☐	☐
10 - Rodney E. Slater	☐	☐	☐	11 - Kathryn A. Tesija	☐	☐	☐	12 - Gregory D. Wasson	☐	☐	☐
13 - Gregory G. Weaver	☐	☐	☐								

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation	☐	☐	☐

B The Board of Directors recommends a vote AGAINST:

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
4. Renewable Energy Targets	☐	☐	☐	5. Indirect Political Spending Report	☐	☐	☐	6. Lobbying Activities Report	☐	☐	☐
7. Independent Chair Policy	☐	☐	☐	8. Severance Approval Policy	☐	☐	☐	9. Stock Retention Policy	☐	☐	☐

C 1234567890 J N T
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 029TCD 1 U P X + Annual Meeting Proxy Card . + IMPORTANT ANNUAL MEETING INFORMATION A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 01 - Shellye L. Archambeau 04 - Melanie L. Healey 07 - Lowell C. McAdam 02 - Mark T. Bertolini 05 - M. Frances Keeth 08 - Donald T. Nicolaisen 03 - Richard L. Carrión 06 - Karl-Ludwig Kley 09 - Clarence Otis, Jr. 1. Election of Directors: For Against Abstain For Against Abstain 10 - Rodney E. Slater For Against Abstain B The Board of Directors recommends a vote AGAINST: 5. Indirect Political Spending Report For Against Abstain 6. Lobbying Activities Report For Against Abstain For Against Abstain 4. Renewable Energy Targets For Against Abstain 2. Ratification of Appointment of Independent Registered Public Accounting Firm For Against Abstain 3. Advisory Vote to Approve Executive Compensation 7. Independent Chair Policy 8. Severance Approval Policy 11 - Kathryn A. Tesija 12 - Gregory D. Wasson 9. Stock Retention Policy 13 - Gregory G. Weaver C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Date (mm/dd/yyyy) — Please print date below Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 2 7 0 0 2 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket qIF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote online or by telephone Available 24 hours a day, 7 days a week VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Vote online • Go to www.envisionreports.com/vz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Verizon

Notice of 2016 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 5, 2016, 8:30 a.m. Local Time Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr. as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by May 2, 2016. If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by May 2, 2016 your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement. If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card. Your email address can help save the environment. Vote online and register for electronic communications today. Verizon Communications Inc. 2016 Annual Meeting Admission Ticket May 5, 2016, 8:30 a.m. Local Time Hotel Albuquerque at Old Town 800 Rio Grande Boulevard, NW Albuquerque, New Mexico 87104 Upon arrival, please present this admission ticket at the registration desk. . qIF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q